EXHIBIT 10.9























































                                                                 Page 305
___________________________________________________________________________
___________________________________________________________________________



              LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT



                             by and between



               FIRST FIDELITY BANK, NATIONAL ASSOCIATION



                                   and



                    BURLINGTON COAT FACTORY WAREHOUSE
                           OF NEW JERSEY, INC.



           Relating to:  Economic Development Refunding Bonds
 (Burlington Coat Factory Warehouse of New Jersey, Inc. - 1995 Project)



                       Dated as of August 1, 1995



___________________________________________________________________________
___________________________________________________________________________





                                                                  Page 306

                             TABLE OF CONTENTS


                                                                       Page


ARTICLE 1 - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . .  3

     Section 1.1.  Definitions . . . . . . . . . . . . . . . . . . . . .  3
     Section 1.2.  Rules of Construction.  . . . . . . . . . . . . . . . 15

ARTICLE 2 - THE LETTER OF CREDIT . . . . . . . . . . . . . . . . . . . . 15

     Section 2.1.  Agreement of the Bank to Issue the Letter of Credit.. 15
     Section 2.2.  Term of Letter of Credit. . . . . . . . . . . . . . . 15
            (a)     Original Term; Extension . . . . . . . . . . . . . . 15
            (b)     Company's Right to Terminate.. . . . . . . . . . . . 16
     Section 2.3.  Draws and Other Fees and Expenses Under the Letter of
                     Credit. . . . . . . . . . . . . . . . . . . . . . . 16
            (a)  Payments. . . . . . . . . . . . . . . . . . . . . . . . 16
            (b)  Applications of Certain Funds.. . . . . . . . . . . . . 18
            (c)  Default Rate. . . . . . . . . . . . . . . . . . . . . . 18
     Section 2.4.  Security for Obligations. . . . . . . . . . . . . . . 18
     Section 2.5.  Place of Payment; Computation of Interest.. . . . . . 18
     Section 2.6.  Evidence of Debt. . . . . . . . . . . . . . . . . . . 18
     Section 2.7.  Permitted Drawings. . . . . . . . . . . . . . . . . . 18
            (a)  Generally.. . . . . . . . . . . . . . . . . . . . . . . 18
            (b)  Acceleration of Payment to Redeem Bonds.. . . . . . . . 18

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . 19

     Section 3.1.  Company Representations.. . . . . . . . . . . . . . . 19
     Section 3.2.  Representations and Warranties as to the
                     Acquisition of Project Facilities. .. . . . . . . . 24
             (a)  Acquisition of Project Facilities.. . . .. . . . . . . 24
             (b)  Notices and Permits.. . .. . . . . . . . . . . . . . . 25
             (c)  Additions and Changes to Project Facilities.. . .. . . 25

ARTICLE 4 - CONDITIONS TO ISSUANCE OF THE LETTER OF CREDIT . . . . . . . 25

     Section 4.1.  Loan Documents. . . . . . . . . . . . . . . . . . . . 25
     Section 4.2.  Payment of Fees.. . . . . . . . . . . . . . . . . . . 28
     Section 4.3.  Opinions of Counsel.  . . . . . . . . . . . . . . . . 28
             (a)  Opinion of Counsel for Company. . . . . .  . . . . . . 28
             (b)  Opinion of Bond Counsel.. . . . . . . . .  . . . . . . 28
             (c)  Opinion of Counsel for the Trustee. . . .  . . . . . . 28
             (d)  Opinion of Counsel for the Bank.. . . . .  . . . . . . 29
             (e)  Opinion of Counsel for the Escrow Agent..  . . . . . . 29
     Section 4.4.  Conditions Subsequent; Defeasance of Prior Bonds. . . 29


                                                                  Page 307

                                                                       Page

ARTICLE 5 - COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . 29

     Section 5.1.  Financial Statements. . . . . . . . . . . . . . . . . 29
     Section 5.2.  Preservation of Corporate Existence and Qualification 30
     Section 5.3.  Keeping of Records and Books of Account . . . . . . . 31
     Section 5.4.  Maintenance of Properties . . . . . . . . . . . . . . 31
     Section 5.5.  Maintenance of Licenses . . . . . . . . . . . . . . . 31
     Section 5.6.  Further Assurances. . . . . . . . . . . . . . . . . . 31
     Section 5.7.  Maintenance of Insurance. . . . . . . . . . . . . . . 31
     Section 5.8.  Payment of Taxes, Etc.. . . . . . . . . . . . . . . . 32
     Section 5.9.  Concerning the Project Facility . . . . . . . . . . . 32
     Section 5.10.  Compliance with Applicable Laws. . . . . . . . . . . 33
     Section 5.11.  Environmental Covenant . . . . . . . . . . . . . . . 33
     Section 5.12.  Mergers, Etc . . . . . . . . . . . . . . . . . . . . 33
     Section 5.13.  Lease or Transfer of Project Facilities. . . . . . . 33
     Section 5.14.  Inspection of the Project Facility . . . . . . . . . 34
     Section 5.15.  Relocation of the Project Facilities . . . . . . . . 34
     Section 5.16.  Annual Certificate . . . . . . . . . . . . . . . . . 34
     Section 5.17.  Payment of Compensation and Expenses of Trustee and
                      Placement Agent . .  . . . . . . . . . . . . . . . 35
     Section 5.18.  Payment of Authority's Fees and Expenses . . . . . . 35
     Section 5.19.  Indemnity Against Claims . . . . . . . . . . . . . . 35
     Section 5.20.  Costs and Expenses; Indemnity. . . . . . . . . . . . 36
     Section 5.21.  Damage to or Condemnation of Project Facilities. . . 37
     Section 5.22.  Prohibition of Liens . . . . . . . . . . . . . . . . 38
     Section 5.23.  Financing Statements . . . . . . . . . . . . . . . . 38
     Section 5.24.  Change in Nature of Corporate Activities . . . . . . 38
     Section 5.25.  Notice and Certification With Respect to Bankruptcy
                      Proceedings. . . . . . . . . . . . . . . . . . . . 38
     Section 5.26.  Rebate Covenant. . . . . . . . . . . . . . . . . . . 39
     Section 5.27.  Continuing Disclosure. . . . . . . . . . . . . . . . 39

ARTICLE 6 - FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . . . . 39

     Section 6.1.  Current Assets and Liabilities. . . . . . . . . . . . 39
     Section 6.2.  Tangible Net Worth. . . . . . . . . . . . . . . . . . 39
     Section 6.3.  Total Indebtedness. . . . . . . . . . . . . . . . . . 40
     Section 6.4.  Long-Term Liabilities . . . . . . . . . . . . . . . . 40
     Section 6.5.  Indebtedness for Borrowed Money.. . . . . . . . . . . 40

ARTICLE 7 - EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . 40

     Section 7.1.  Events of Default: Acceleration . . . . . . . . . . . 40
     Section 7.2.  Remedies. . . . . . . . . . . . . . . . . . . . . . . 42
     Section 7.3.  No Remedy Exclusive . . . . . . . . . . . . . . . . . 43


                                                                   Page 308


                                                                       Page

     Section 7.4.  Agreement to Pay Attorneys Fees and Expenses. . . . . 44
     Section 7.5.  No Additional Waiver Implied by One Waiver. . . . . . 44
     Section 7.6.  Waiver. . . . . . . . . . . . . . . . . . . . . . . . 44
     Section 7.7.  Additional Rights of the Bank . . . . . . . . . . . . 44

ARTICLE 8 - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . 45

     Section 8.1.  Severability. . . . . . . . . . . . . . . . . . . . . 45
     Section 8.2.  Successors and Assigns. . . . . . . . . . . . . . . . 45
     Section 8.3.  Amendments, Etc . . . . . . . . . . . . . . . . . . . 45
     Section 8.4.  Execution in Counterparts . . . . . . . . . . . . . . 45
     Section 8.5.  Governing Law . . . . . . . . . . . . . . . . . . . . 45
     Section 8.6.  Adjustments and Additional Costs. . . . . . . . . . . 46
     Section 8.7.  Reasonable Consent. . . . . . . . . . . . . . . . . . 46
     Section 8.8.  Amounts Remaining in Bond Fund or Acquisition Fund. . 46
     Section 8.9.  Receipt of Indenture. . . . . . . . . . . . . . . . . 46
     Section 8.10.  Headings . . . . . . . . . . . . . . . . . . . . . . 46
     Section 8.11.  Waiver of Jury Trial . . . . . . . . . . . . . . . . 46
     Section 8.12.  Integration:  Entire Agreement . . . . . . . . . . . 46
     Section 8.13.  Survival of Agreements . . . . . . . . . . . . . . . 47
     Section 8.14.  Addresses for Notices, Etc.. . . . . . . . . . . . . 47


List of Schedules and Exhibits

Annex A:  Form of Letter of Credit
Annex B:  Property Description
Schedule I:    Subordinated Debt
Schedule II:   Disclosure Pursuant to Representations and Warranties
Schedule III:  Construction Loan Disbursement Conditions

               LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT


          THIS LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of the first day of August, 1995, is by and between FIRST FIDELITY BANK, NATIONAL ASSOCIATION (the "Bank"), a national banking association, and BURLINGTON COAT FACTORY WAREHOUSE OF NEW JERSEY, INC. (the "Company"), a cor-poration organized and existing under the laws of the State of New Jersey.

          WHEREAS, the New Jersey Economic Development Authority Act, consti-tuting Chapter 80 of the Pamphlet Laws of 1974 of the State of New Jersey, approved on August 7, 1974, as amended and supplemented (the "Act"), declares it to be in the public interest and to be the policy of the State of New
Jersey (the "State") to foster and promote the economy of the State, increase opportunities for gainful employment and improve living conditions, assist in the economic development or redevelopment of political subdivisions within the State, and otherwise contribute to the prosperity, health and general welfare of the State and its inhabitants by inducing manufacturing, industrial, commercial, recreational, retail, service and other employment promoting enterprises to locate, remain or expand within the State by making available financial assistance; and

          WHEREAS, the New Jersey Economic Development Authority (the "Authority"), a public body corporate and politic constituting an instru-mentality of the State of New Jersey was created to aid in remedying the afore-said conditions and to implement the purposes of the Act, and the Legislature has determined that the authority and powers conferred upon the Authority under the Act and the expenditure of moneys pursuant thereto constitute a serving of a valid public purpose and that the enactment of the provisions set forth in the Act is in the public interest and for the public benefit and good and has been so declared to be as a matter of express legislative determination; and

          WHEREAS, the Authority, to accomplish the purposes of the Act, is empowered to extend credit to such employment promoting enterprises in the name of the Authority on such terms and conditions and in such manner as it may deem proper for such consideration and upon such terms and conditions as the Authority may determine to be reasonable; and

          WHEREAS, the Company submitted an application (the "Original Application") to the Authority for financial assistance in the principal amount of $10,000,000 for financing a portion of the costs of a project (the "1985 Project") consisting of the acquisition of 46.779 acres of land in the Township of Burlington, Burlington County, New Jersey, the construction of an approximately 500,000 square foot building situate thereon for use as a national distribution center for the Company's products (which building currently contains 75,000 square feet of office space), the equipping of such building with conveyor systems, rolling racks and automated machinery and the construction of a parking lot adjacent to such building, and the Authority, by resolution duly adopted July 3, 1985 in accordance with the Act, accepted the application of the Company for assistance in financing the 1985 Project;
and

          WHEREAS, the Authority, by resolution duly adopted September 4, 1985 in accordance with the Act, authorized the issuance of not to exceed $10,000,000 aggregate principal amount of its Economic Development Bonds (Burlington Coat Factory Warehouse of

                                                                  Page 310

New Jersey, Inc. - 1985 Project) for the purpose of making a loan to the Company to finance the 1985 Project (the "Original Loan"); and

          WHEREAS, on September 20, 1985 the Authority issued $10,000,000 of its Economic Development Bonds dated September 1, 1985 to finance the 1985 Project (the "Prior Bonds"); and

          WHEREAS, those Prior Bonds maturing on or after September 1, 1996 are subject to redemption prior to maturity, at the option of the Company, on any interest payment date on or after September 1, 1995; and

          WHEREAS, the Company desires to redeem $10,000,000 aggregate principal amount of the Prior Bonds maturing on or after September 1, 1996 (the "Refunded Bonds") on September 1, 1995; and

          WHEREAS, the Company, by letter dated May 10, 1995, notified the Authority of its intent to redeem the Refunded Bonds on September 1, 1995 and has requested the Authority's assistance in the issuance of not to exceed $10,000,000 aggregate principal amount of bonds to refinance the 1985 Project and to redeem the Refunded Bonds; and

          WHEREAS, on July 11, 1995, the Authority, by resolution duly adopted (the "Resolution"), authorized the issuance of its Economic Development Refunding Bonds (Burlington Coat Factory Warehouse of New Jersey, Inc. -
1995 Project) (the "Refunding Bonds" or the "Bonds") for the purpose of providing funds for the Company to refinance the 1985 Project and to redeem the Refunded Bonds (the "Project"); and

          WHEREAS, the Authority has determined to issue the Bonds concurrently herewith pursuant to the Act, the Resolution and the Indenture (as hereinafter defined); and

          WHEREAS, the Loan shall be secured by a first mortgage lien (subject only to the defeasance of the Prior Bonds and the release of all liens created under the Prior Indenture (as defined herein)) on the Premises (as hereinafter defined), an Assignment of Leases on the Project Facility (as hereinafter defined), a first priority security interest in the Machinery and Equipment (as hereinafter defined), a Guaranty (as hereinafter defined), and such other security granted by the Company in connection with this transaction; and

          WHEREAS, the Authority, contemporaneously with the execution and delivery of this Agreement, shall enter into a Loan Agreement with the Company, and an Indenture of Trust dated as of August 1, 1995 (the "Indenture") wherein the Authority has assigned certain of its rights under the Loan Agreement to the Trustee for the benefit of the Holders from time to time of the Bonds;

          WHEREAS, to facilitate the issuance and sale of the Bonds and to enhance the marketability of the Bonds, the Company has requested the Bank to issue an irrevocable direct pay letter of credit substantially in the form of Annex A attached hereto, in an amount up to an aggregate amount of $10,357,293 (as reduced and reinstated from time to time in accordance with the provisions hereof and of the Letter of Credit), of which (a) the sum of $10,000,000 shall be available to pay the principal amount of the Bonds either at maturity


                                                                  Page 311

(whether at the stated maturity date or by acceleration) or upon redemption thereof, and (b) the remainder shall be available to pay up to 210 days' interest on the outstanding Bonds computed at the rate of six and one hundred twenty-five thousandths percent (6.125%) per annum accrued on the outstanding Bonds, as such interest becomes due;

          WHEREAS, as a condition, among others, to its issuance of the Letter of Credit, the Bank has required that the Company enter into this Letter of Credit Reimbursement Agreement;

          NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, covenants and agreements herein set forth (each of which is incorporated herein by reference), intending to be legally bound hereby, and in order to induce the Bank to issue the Letter of Credit, the Company and the Bank hereby agree as follows:

                                 ARTICLE 1

                                DEFINITIONS

     Section 1.1. Definitions. The following words and terms as used herein shall have the following meanings unless the context or use indicates another or different meaning or intent.

          (a)  "Account" shall mean any account created under the Indenture;

          (b) "Acquisition Fund" shall mean the fund so designated which is established pursuant to Section 407 of the Indenture;

          (c) "Act" shall mean the New Jersey Economic Development Authority Act, constituting N.J.S.A. sec. 34:1B-1, et seq., as amended, or any successor legislation, and the regulations promulgated thereunder;

          (d) "Act of Bankruptcy" shall mean the filing of a petition in bank-ruptcy (or other commencement of a bankruptcy or similar proceeding) by or against the Company, the Corporate Guarantor or the Authority under any applicable bankruptcy, insolvency, reorganization or similar law, now or hereafter in effect;

          (e) "Act of Bankruptcy of the Bank" shall occur when the Bank, as issuer of the Letter of Credit, or any Letter of Credit Issuer, becomes insolvent or fails to pay its debts generally as such debts become due or admits in writing its inability to pay any of its indebtedness or consents to or petitions for or applies to any authority for the appointment of a receiver, liquidator, trustee or similar official for itself or for all or any substan-tial part of its properties or assets or any such trustee, receiver, liquida-tor or similar official is otherwise appointed or when insolvency, reorganization, arrangement or liquidation proceedings (or similar proceedings) are instituted by or against the Bank, or any Letter of Credit Issuer, provided that any such proceedings brought against the Bank or any Letter of Credit Issuer, will constitute such an Act of Bankruptcy only if not dismissed within one hundred twenty (120) days;

                                                                  Page 312

          (f) "Agreement" or "Reimbursement Agreement" shall mean this Letter of Credit Reimbursement Agreement dated as of August 1, 1995 between the Company and the Bank, as the same may be amended from time to time and filed with the Trustee, under which terms the Bank agrees to issue the Letter of Credit, and any successor agreement of the Company with a Letter of Credit Issuer under which terms the Company and such Letter of Credit Issuer agree to issue the Letter of Credit;

          (g) "Alternate Letter of Credit" shall mean any letter of credit substituted for the Letter of Credit, including any renewals or extensions of the Letter of Credit by the Letter of Credit Issuer, pursuant to and meeting the requirements of Section 404 of the Indenture;

          (h) "Alternate Letter of Credit Issuer" shall mean the issuer of an Alternate Letter of Credit which meets the standards set forth in Section 404(d) of the Indenture;

          (i) "Applicable Environmental Laws" shall mean (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq. ("CERCLA"); (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901, et seq. ("RCRA"); (iii) the New Jersey Industrial Site Recovery Act, as amended, P.L. 1995, C. 139 ("ISRA"); (iv) the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11b, et seq. ("Spill Act"); (v) the New Jersey Underground Storage
Tank Act, as amended, N.J.S.A. 58:10A-21, et seq. ("UST"); (vi) the New Jersey Solid Waste Management Act, as amended, N.J.S.A. 13:1E-1, et seq.; (vii) the
New Jersey Toxic Catastrophe Prevention Act, as amended, N.J.S.A. 13:1K-19, et seq.; (viii) the New Jersey Water Pollution Control Act, as amended, N.J.S.A. 58:10A-1, et seq.; (ix) the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.;
(x) the New Jersey Air Pollution Control Act, as amended, N.J.S.A. 26:2C-1, et seq.; and (xi) any and all laws, regulations, and executive orders, both Federal, State and local, pertaining to pollution or protection of the environment (including laws, regulations and other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or hazardous or toxic material or wastes), as the same may be amended or supplemented from time to time. Any capitalized terms which are defined in any Applicable Environmental Law shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

          (j) "Application" shall mean the Company's letter to the Authority, dated May 10, 1995, with respect to the Project, and all attachments, exhibits, correspondence and modifications submitted in writing to the Authority in connection with said application;

          (k) "Article" shall mean a specified article hereof, unless otherwise indicated;

          (l) "Assignment of Leases" shall mean the assignment, which is made a part of the Record of Proceedings, dated as of August 1, 1995, executed by the Company and assigning to the Bank all of the Company's right, title and interest in and to, and, the



                                                                  Page 313


benefits of all existing and future leases on the Project Facility, as the same may be amended from time to time;

          (m) "Authority" shall mean the New Jersey Economic Development Authority, a public body corporate and politic constituting an instrumentality of the State of New Jersey exercising governmental functions and any body, board, authority, agency or political subdivision or other instrumentality of the State which shall hereafter succeed to the powers, duties and functions thereof;

          (n) "Authorized Authority Representative" shall mean any individual or individuals duly authorized by the Authority to act on its behalf pursuant to the Resolution;

          (o) "Authorized Company Representative" shall mean any individual or individuals duly authorized by the Company to act on its behalf;

          (p) "Bank" shall mean First Fidelity Bank, National Association, issuer of the irrevocable direct pay Letter of Credit dated the Issue Date, and its successors and assigns.

          (q) "Base Rate" shall mean the rate of interest established by the Bank from time to time as its reference rate in making loans but which does not reflect the rate of interest charged to any particular class of borrower. The Base Rate is not tied to any external or index rate of interest. Any rate of interest as tied to the Base Rate shall automatically and immediately change as of the date of change in the Base Rate without any notice to the Company.

          (r) "Bond" or "Bonds" or "Refunding Bond" or "Refunding Bonds" shall mean the Economic Development Refunding Bonds (Burlington Coat Factory Warehouse of New Jersey, Inc. - 1995 Project) in the aggregate principal amount not to exceed $10,000,000 issued by the Authority to provide funds to finance the Project, in the form attached to the General Certificate of the Authority and made a part of the Record of Proceedings;

          (s) "Bond Counsel" shall mean the law firm of Wilentz, Goldman & Spitzer, P.A., 90 Woodbridge Center Drive, Woodbridge, New Jersey or any other nationally recognized bond counsel acceptable to the Authority, the Trustee and the Bank;

          (t) "Bond Fund" shall mean the fund so designated which is established and created by Section 402 of the Indenture;

          (u) "Bond Proceeds" shall mean the amount, including any accrued interest, paid to the Authority by the Placement Agent pursuant to the Placement Agreement as the purchase price of the Bonds, and the interest income earned thereon;

          (v) "Bond Year" shall mean the one-year period commencing August 1 and ending on the following July 31; except that the first Bond Year shall commence on the Issue Date and end on July 31, 1996;

                                                                   Page 314


          (w) "Business Day" shall mean a day of the year, other than (i) a Saturday or Sunday, or (ii) any other day on which commercial banking institutions located in the municipality in which the Principal Offices of the Trustee, the Paying Agent, the Bond Registrar (as defined in Section 209 of the Indenture) or the Bank is located are authorized or required by law to be closed;

          (x) "Capitalization" shall mean the amount equal to Net Worth plus Long-Term Liabilities;

          (y) "Cash Collateral Account" shall mean that certain deposit account established and maintained by the Company at the Bank as a separate account from the Letter of Credit Account, the proceeds of which shall be used in accordance with Section 7.2 hereof;

          (z) "Code" shall mean the Internal Revenue Code of 1986, as amended and the Treasury Regulations and rules promulgated thereunder;

          (aa) "Collateral" shall mean all the real property subject to the lien of the Mortgage and the Assignment of Leases, the Machinery and Equipment, as well as all those assets of the Company in which the Authority and the Bank are granted a security interest and all other real and personal property owned by the Company and pledged, conveyed or in which the Authority or the Bank are otherwise granted a lien and/or security interest in connection with this Agreement or any other Loan Document;

          (bb) "Commitment Letter" shall mean the letter dated June 28, 1995 from the Bank to the Company confirming the Bank's commitment to provide the Company with an irrevocable direct pay letter of credit and executed by the Company on June 30, 1995;

          (cc) "Company" shall mean Burlington Coat Factory Warehouse of New Jersey, Inc., a corporation organized and existing under the laws of the State of New Jersey and its successors and assigns;

          (dd) "Consolidated" shall mean the consolidation of the accounts of the Corporate Guarantor and its subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation, applied in a manner consistent with the application of such principles in the prepa-ration of the audited financial statements mentioned in Section 5.1 hereof;

          (ee) "Corporate Guarantor" shall mean the Burlington Coat Factory Warehouse Corporation, a corporation of the State of Delaware, the Company's parent corporation;

          (ff) "Cost" shall mean those items set forth in Section 3(c) of the Act and all expenses as may be necessary or incident to acquiring, constructing, installing or restoring the Project;

          (gg) "Counsel for the Bank" shall mean the law firm of Pepper, Hamilton & Scheetz, Philadelphia, Pennsylvania;


                                                                  Page 315

          (hh) "Counsel for the Company" shall mean the general counsel to the Company, Paul C. Tang, Esquire;

          (ii) "Counsel for the Escrow Agent" shall mean the law firm of Reid & Riege, P.C., Hartford, Connecticut;

          (jj) "Counsel for the Placement Agent" shall mean the law firm of Robinson, St. John & Wayne, Newark, New Jersey;

          (kk) "Counsel for the Trustee" shall mean the law firm of Reid & Riege, P.C., Hartford, Connecticut;

          (ll) "Current Assets" shall mean all assets of the Company on a Consolidated basis that, in accordance with generally accepted accounting principles consistently applied, would be classified as current assets of the Company on a Consolidated basis;

          (mm) "Current Liabilities" shall mean all liabilities of the Company on a Consolidated basis that, in accordance with generally accepted accounting principles consistently applied, would be classified as current liabilities of the Company on a Consolidated basis. If the Company has committed letters of credit in amounts in excess of Forty Million Dollars ($40,000,000), the amount of such letters of credit in excess of Forty Million Dollars ($40,000,000) shall be included as "Current Liabilities," but only to the extent of the first Forty Million Dollars ($40,000,000) of such excess;

          (nn) "Debt Service" shall mean the scheduled amount of interest and amortization of principal payable for any Bond Year with respect to the Bonds as defined in Section 148(d)(3)(D) of the Code;

          (oo) "Determination of Taxability" shall be deemed to have occurred upon the happening of any of the following:

               (i) the issuance of a published or private written ruling of the Internal Revenue Service in which the Company or any "related person" has participated or with respect to which the Company or "related person" has been given written notice and the opportunity to participate and defend, to the effect that the interest payable on the Bonds is wholly includable in the gross income for Federal income tax purposes of one or more Owners thereof; or

               (ii) a final, nonappealable determination by a court of competent jurisdiction in the United States in a proceeding with respect to which the Company or "related person" has been given written notice and the opportunity to participate and defend, to the effect that the interest payable on the Bonds is wholly includable in the gross income for Federal income tax purposes of one or more Owners thereof; or

               (iii) the enactment of legislation of the Congress of the United States with the effect that interest payable on the Bonds is, or would be, in the opinion of Bond

                                                                  Page 316

Counsel, includable in the gross income of the Owners (except Owners who are "substantial users" or "related persons" within the meaning of Section 147(a) of the Code);

          (pp) "Escrow Agent" shall mean Shawmut Bank Connecticut, National Association, or its successor in interest, as applicable;

          (qq) "Escrow Deposit Agreement" shall mean the Escrow Deposit Agreement dated as of August 1, 1995 pursuant to which proceeds of the Bonds will be deposited with the Escrow Agent which will be used to redeem the Refunded Bonds;

          (rr) "Event of Default" shall mean any of the events, conditions, acts or omissions defined as an event of default in Article 7 hereof;

          (ss) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder or pursuant thereto as from time to time in effect;

          (tt) "Financing Statements" shall mean the Uniform Commercial Code financing statements executed by the Company, as 'Debtor', in favor of the Bank, as 'Secured Party', delivered pursuant to Section 4.1(d) hereof;

          (uu) "Funds" shall mean the Acquisition Fund and the Bond Fund and shall not include the Rebate Fund;

          (vv) "GAAP" shall mean generally accepted accounting principles, consistently applied;

          (ww) "General Certificate of the Authority" shall mean the certificate of the Authority which is made a part of the Record of Proceedings;

          (xx) "Gross Proceeds" shall have the meaning set forth in Section 1.148-1(b) of the Treasury Regulations, presently including, without limitation:

               (i) Sale proceeds, which are amounts actually or constructively received on the sale (or other disposition) of the Bonds, excluding amounts included in the issue price used to pay accrued interest within one (1) year of the date of issuance;

               (ii) Investment proceeds, which are amounts actually or constructively received from the investment of sale proceeds or investment proceeds;

               (iii) Transferred proceeds, which are proceeds of a refunded issue that are allocable to a refunding issue at the time the refunded issue is discharged;

               (iv) Replacement proceeds, which are amounts replaced by proceeds of an issue, including amounts held in a sinking fund, pledged fund, or reserve or replacement fund for an issue; and

                                                                  Page 317

               (v) Amounts not otherwise taken into account which are received as a result of investing the amounts described above;

          (yy) "Guaranty" or "Guaranty Agreement" shall mean the guaranty and suretyship agreement dated as of August 1, 1995 executed and delivered by the Corporate Guarantor to the Bank;

          (zz) "Hazardous Substance(s)" shall mean pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or hazardous or toxic material or wastes);

          (aaa) "Holder", "holder" or "Bondholder" shall mean any person who shall be the registered owner of any Bond or Bonds;

          (bbb) "Indemnified Parties" shall mean the State, the Authority, the Bank, the Placement Agent, the Holders, the Trustee, any person who "controls" the State, the Authority, the Bank, the Placement Agent, the Holders or the Trustee within the meaning of ection 15 of the Securities Act of 1933, as amended, and any member, officer, official, employee or attorney of the Authority, the State, the Trustee, the Bank, the Placement Agent or the Holders;

          (ccc) "Indenture" shall mean the Indenture of Trust dated as of August 1, 1995, by and between the Authority and the Trustee, as the same may have been from time to time amended, modified or supplemented by Supplemental Indentures as permitted thereby;

          (ddd) "Issue Date" shall mean August 24, 1995, being the date on which the Bank issues the Letter of Credit;

          (eee) "LC Indebtedness" means the liability of the Company to pay to the Bank (a) the sums due to the Bank pursuant to Article 2 hereof, together with the contingent liability of the Company with respect to reimbursement of draws on the Letter of Credit, and any and all other advances made pursuant to this Agreement and all other payment obligations of the Company hereunder,
(b) all liabilities and obligations of the Company to the Bank under the other Loan Documents, and (c) any and all reasonable expenses and out-of-pocket costs incurred by the Bank in connection with the enforcement of this Agreement or any other Loan Document or the protection of the Bank's rights hereunder or thereunder;

          (fff) "Letter of Credit" shall mean the irrevocable direct pay Letter of Credit dated the Issue Date, in the form of Annex A attached hereto issued by the Bank;

          (ggg) "Letter of Credit Account" shall mean the account so designated which is established and created as a separate account within the Bond Fund pursuant to Section 402 of the Indenture;

                                                                   Page 318


          (hhh) "Letter of Credit Issuer" shall mean the Bank as issuer of the Letter of Credit and any issuer of an Alternate Letter of Credit;

          (iii) "Letter of Credit Maturity Date" shall mean the date of expiration of the Letter of Credit which is September 15, 2000, unless extended or renewed, as provided in Section 2.2 hereof, in which case the term "Letter of Credit Maturity Date" shall mean such extended date;

          (jjj) "Loan" shall mean the loan from the Authority to the Company, in the aggregate principal amount not to exceed $10,000,000, being an amount equal to the principal of (including redemption premium and interest on) the Bonds;

          (kkk) "Loan Agreement" shall mean the Loan Agreement dated as of August 1, 1995 by and between the Authority and the Company and any amendments thereof and supplements thereto relating to the Project to be financed from proceeds of the Bonds;

          (lll) "Loan Documents" shall mean any or all of this Reimbursement Agreement, the Letter of Credit, the Loan Agreement, the Indenture, the Mortgage, the Financing Statements, the Placement Agreement, the Assignment of Leases, the Escrow Deposit Agreement, the documents securing the Company's obligations under this Agreement, the Loan Agreement and Indenture, and all documents and instruments executed in connection therewith and all amendments and modifications thereto;

          (mmm) "Long-Term Liabilities" shall mean the liabilities of the Company on a Consolidated basis other than Current Liabilities and deferred taxes;

          (nnn) "Maximum Stated Amount" shall mean the amount of $10,357,293.00, as reduced and reinstated from time to time in accordance with the provisions hereof and of the Letter of Credit;

          (ooo) "Mortgage" shall mean the first mortgage lien on and security interest in the Premises securing the obligations of the Company to the Bank, which Mortgage is made a part of the Record of Proceedings, executed by the Company, as Mortgagor, and given to the Bank, as Mortgagee;

          (ppp) "Net Proceeds" shall mean the Bond Proceeds less any amounts placed in a reasonably required reserve or replacement fund within the meaning of Section 150(a)(3) of the Code;

          (qqq) "Net Working Capital" shall mean the amount by which Current Assets exceed Current Liabilities;

          (rrr) "Net Worth" shall mean the amount by which the Consolidated assets of the Company exceed its Total Indebtedness;

          (sss) "1985 Project" shall mean the acquisition of 46.779 acres of land in the Township of Burlington, Burlington County, New Jersey and the construction of an

                                                                   Page 319

approximately 500,000 square foot building situate thereon for use as a national distribution center for the Company's products (which building currently contains 75,000 square feet of office space) the equipping of such building with conveyor systems, rolling racks and automated machinery and the construction of a parking area adjacent to such building, a portion of such costs being financed with the proceeds of the Refunded Bonds;

          (ttt) "Obligations" shall mean the obligations of the Company created pursuant to this Agreement and the other Loan Documents and secured by the Collateral;

          (uuu) "Original Application" shall have the meaning set forth in the recital paragraphs hereof;

          (vvv) "Original Loan" shall mean the loan from the Authority to the Company in the aggregate principal amount not to exceed $10,000,000 to pay for a portion of the Costs of the 1985 Project;

          (www) "Outstanding", when used with reference to Bonds and as of any particular date, shall describe all Bonds theretofore and thereupon being authenticated and delivered except (a) any Bond canceled by the Trustee or proven to the satisfaction of the Trustee to have been canceled by the Authority or by any other Fiduciary, at or before said date, (b) any Bond for payment or Redemption of which moneys equal to the principal amount or redemption price thereof, as the case may be, with interest to the date of maturity or redemption date, shall have theretofore been deposited with one or more of the Fiduciaries in trust (whether upon or prior to maturity or the redemption date of such Bond) and, except in the case of a Bond to be paid at maturity, of which notice of redemption shall have been given or provided for in accordance with the Indenture, (c) any Bond in lieu of or in substitution for which another Bond shall have been authenticated and delivered pursuant to the Indenture, and (d) any Bond held by the Company;

          (xxx) "Paragraph" shall mean a specified paragraph of a Section, unless otherwise indicated;

          (yyy) "Payment Date" shall mean each March 1 and September 1 of each year during the term of this Agreement, commencing with March 1, 1996;

          (zzz) "Permitted Encumbrances" shall mean, as of any particular time: (i) liens for taxes and assessments not then delinquent or, provided there is no risk of forfeiture or sale of any of the Collateral, which are being contested in good faith and for which reserves have been established by the Company which are satisfactory to the Bank, all in accordance with the provisions of Section 5.8 hereof; (ii) liens granted pursuant to this Agreement, the Indenture, the Loan Agreement, the Mortgage, the Assignment of Leases, the Financing Statements and the other Loan Documents; (iii) utility access and other easements and rights of way, restrictions and exceptions that the Title Insurance Policy insures will not interfere with or impair the Project Facility and previously approved by and acceptable to the Bank;
(iv) liens securing claims of mechanics and materialman or other like liens; (v) purchase money security interests encumbering (A) property other than the Collateral or (B) property acquired after the date hereof and otherwise comprising Collateral, provided, however, that the Bank's lien shall remain in effect with respect to such Collateral subject

                                                                  Page 320

only to such purchase money security interest(s); (vi) those exceptions shown on Schedule B of the Title Insurance Policy acceptable to the Bank and the Authority; (vii) liens of or resulting from any litigation or legal proceeding which are being contested in good faith by appropriate actions or proceedings or any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured or for which a supersedeas bond has been timely posted; (viii) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in the aggregate materially impair the operation of the business of the Company; and (ix) liens in favor of the City of Burlington in connection with an Urban Development
Act Grant (UDAG Grant Number B-85-AB-34-0262), which liens are subordinate to the lien of and mortgage in favor of the Bank.


          (aaaa) "Permitted Investments" shall mean those investments described in Article VI of the Indenture;

          (bbbb) "Person" or "Persons" shall mean any individual, corpora-tion, partnership, joint venture, trust, or unincorporated organization, or a governmental agency or any political subdivision thereof;

          (cccc) "Placement Agent" shall mean First Fidelity Bank, National Association, in its capacity as agent in connection with the placement of the Bonds;

          (dddd) "Placement Agreement" shall mean the Placement Agreement dated as of August 1, 1995 by and among the Placement Agent, the Bank, the Authority and the Company;

          (eeee) "Premises" shall mean the premises and all improvements thereon located in the Project Municipality, all as described in Annex B to this Agreement and the Mortgage;

          (ffff) "Principal User" shall mean any principal user within the meaning of Section 1.103-10 of the Treasury Regulations and the proposed amend-ments thereto published by the Internal Revenue Service in the Federal Register on February 21, 1986 or any Related Person to a Principal User within the meaning of Section 144(a)(3) of the Code;

          (gggg) "Prior Bonds" shall have the meaning set forth in the recital paragraphs hereof;

          (hhhh) "Prior Indenture" shall mean the Indenture of Trust dated as of September 1, 1985, by and between the Authority and the Trustee governing the Prior Bonds;

                                                                  Page 321



          (iiii) "Project" shall mean the refinancing of the 1985 Project and the redemption of the Refunded Bonds with the proceeds of the Bonds;

          (jjjj) "Project Facility" or "Project Facilities" shall mean the land, the improvements and the building situate thereon located in the Project Municipality acquired and constructed by the Company, including any additions, substitutions or replacements which have been constructed or acquired thereon with the proceeds of the Refunded Bonds;

          (kkkk) "Project Municipality" shall mean the Township of Burlington, County of Burlington, State of New Jersey;

          (llll) "Proper Charge" shall mean (i) issuance costs for the Bonds, including, without limitation, certain attorneys' fees, printing costs, initial trustee's fees and similar expenses; or (ii) an expenditure for the Project incurred for the purposes of redeeming the Refunded Bonds which were issued for the purposes of acquiring and constructing the 1985 Project;

          (mmmm)    "Rating Agency" shall mean Moody's Investor Service;

          (nnnn) "Rebate Fund" shall mean the fund so designated which is established and created pursuant to Section 413 of the Indenture;

          (oooo) "Record of Proceedings" shall mean the Loan Documents, certificates, affidavits, opinions and other documentation executed in connection with the sale of the Bonds and the making of the Loan;

          (pppp) "Refunded Bonds" shall have the meaning set forth in the recital paragraphs hereof;

          (qqqq) "Related Person" shall mean a related person within the meaning of Section 144(a)(3) or Section 147(a)(2) of the Code, as is applicable;

          (rrrr) "Resolution" shall mean the resolution duly adopted by the Authority on July 11, 1995, accepting the Application, making certain findings and determinations and authorizing the issuance and sale of the Bonds and determining other matters in connection with the Project, as the same may be amended or supplemented from time to time;

          (ssss) "Section" shall mean a specified section hereof, unless otherwise indicated;

          (tttt) "Securities Act" shall mean the Federal Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder or pursuant thereto, as from time to time in effect;

          (uuuu)    "State" shall mean the State of New Jersey;

          (vvvv) "Subordinated Debt" shall mean any indebtedness now existing or hereafter arising (a true and correct list of which, as of the date hereof, is set forth on

                                                                  Page 322

Schedule I attached hereto) so long as the documents evidencing such indebt-edness provide that (i) the rights of the holders of such indebtedness are expressly subordinate to the rights of the Bank, (ii) the holders of such indebtedness will not collect any moneys in excess of the scheduled amortization payments on such indebtedness without the written consent of the Bank, including, but not limited to, proceeds from the sale of any of the Collateral, except as provided herein, (iii) the holders of such indebtedness shall not challenge, contest or attempt to defeat the priority of the liens created by the Mortgage and other Loan Documents securing the payment of amounts owing under this Agreement, the Loan Agreement, the Indenture, and the Bonds, in any dissolution, liquidation, bankruptcy, insolvency, receivership or other similar proceedings for the Company whether voluntary or involuntary,
(iv) the holders of such indebtedness shall provide notice to the Bank of a payment default thereunder and such holder's intention to accelerate such indebtedness at least ten (10) days prior to the date of such acceleration,
(v) the holders of such indebtedness shall provide notice to the Bank of nonpayment defaults and of such holder(s)' intention to accelerate such indebtedness at the same time such holder gives notice to the Company thereof, and (vi) the Bank shall be deemed a third party beneficiary of such provisions;

          (wwww) "Subsidiary" means, as to any Person, any corporation of which more than fifty percent (50%) of the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect directors (or Persons performing similar functions) of such corporation is, at the time of determination, owned by such Person directly, or indirectly through one or more intermediaries;

          (xxxx) "Substantial User" shall mean a substantial user of the Project Facility or any Related Person to a Substantial User within the meaning of Section 147(a) of the Code;

          (yyyy) "Tangible Net Worth" shall mean the amount by which the Consolidated tangible assets of the Company exceed its Total Indebtedness;

          (zzzz) "Tax Certificate" shall mean the certificate executed by the Company in form and substance acceptable to the Authority, wherein the Company certifies as to such matters as the Authority shall require;

          (aaaaa)   "Title Insurance Policy" shall mean the title insurance
policy issued pursuant to Commitment No. CO 95-0126 by Commonwealth Land Title Insurance Company on the Project Facilities and made part of the Record of Proceedings;

          (bbbbb)   "Treasury Regulations" shall mean the Income Tax Regulations promulgated by the Department of Treasury pursuant to Sections 103 and 141-150 of the Code as the same shall be amended or supplemented from time to time;

          (ccccc)   "Trustee" shall mean Shawmut Bank Connecticut, National
Association, a national banking association duly organized and validly existing and authorized to accept and execute the trusts of the character set forth in the Indenture under and by virtue of the laws of the United States of America, with its principal corporate trust office located in Hartford, Connecticut, in its capacity as Trustee, Registrar and Paying Agent, and its successors and assigns in such capacities;

                                                                   Page 323

          (ddddd)   "UCC" shall mean the Uniform Commercial Code as now or
hereafter in effect under the laws of the State of New Jersey or any other jurisdiction which controls the perfection of a security interest in favor of the Bank in any of the Collateral;

          (eeeee)   "Yield" shall mean the yield as calculated in the manner set forth in Section 148 of the Code; thus, yield with respect to an investment allocated to the Bonds is that discount rate which produces the same present value when used in computing the present value of all receipts received and to be received with respect to investments and the present value of all the payments with respect to the investments. The yield on the Bonds is that discount rate which produces the same present value on the date hereof when used in computing the present value of all payments of principal, interest and charges for a "qualified guarantee" to be made with respect to the Bonds and the present value of all of the issue prices for the Bonds. The issue price for each maturity of the Bonds is the initial offering price of such Bonds to the public.

     Section 1.2.  Rules of Construction.

          (a) Any capitalized term used herein which is not defined herein but is defined in the Indenture shall herein have the respective meaning given to it in the Indenture;

          (b) Terms used herein which are not otherwise defined herein (or in the Indenture) but which are defined in or used in Article 9 of the UCC, shall herein have the respective meanings given to them in such Article 9;

          (c) All accounting terms used herein without definition shall be interpreted in accordance with GAAP, and except as otherwise expressly provided herein all computations herein required shall be made in accordance with GAAP, and all principles and practices applied to financial data submitted pursuant to this Agreement shall be applied in manner consistent with the application of such principles and practices in the preparation of the audited financial statements mentioned in Section 5.1 hereof;

          (d) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, paragraph, clause and similar references are to this Agreement unless other-wise specified; the term "heretofore" means before the date of execution of this Agreement; and the term "hereafter" means after the date of execution of this Agreement; and

          (e) Wherever required by the context of this Agreement, the singular shall include the plural, and vice versa, unless otherwise specified; and each use of or reference to this masculine, feminine or neuter gender shall include any or all of such genders, as appropriate.










                                                                  Page 324




                                 ARTICLE 2

                           THE LETTER OF CREDIT

     Section 2.1. Agreement of the Bank to Issue the Letter of Credit. Subject to the terms and conditions of this Agreement, the Bank agrees to issue the Letter of Credit in favor of the Trustee on the Issue Date in the stated amount of Ten Million Three Hundred Fifty-Seven Thousand Two Hundred Ninety-Three Dollars ($10,357,293.00).

     Section 2.2.  Term of Letter of Credit.

          (a) Original Term; Extension. The Letter of Credit shall, subject to earlier termination in accordance with the terms of the Letter of Credit, expire on September 15, 2000 (the "Letter of Credit Maturity Date"); provided, that the expiry date of the Letter of Credit may be extended at the request of the Company, by written notice to the Bank not less than 210 days prior to the Letter of Credit Maturity Date, and at the Bank's sole discretion and on terms or conditions acceptable to the Bank, for a term not to exceed an additional five (5) years. The Bank shall give prior written notice to the Company, the Trustee and the Rating Agency of any such renewal. If the Bank elects not to renew the Letter of Credit, the Bank shall notify the Company, the Trustee and the Rating Agency, in writing not less than 150 days prior to the then applicable Letter of Credit Maturity Date that it will not renew the term of the Letter of Credit.

          (b) Company's Right to Terminate. The Company may terminate the Letter of Credit at any time prior to the Letter of Credit Maturity Date, without premium or penalty, provided that: (i) the Company provides the Bank with written notice not less than ten (10) Business Days prior to the effect-ive date of such termination; (ii) the Letter of Credit Beneficiary has consented to such termination and provides to the Bank (A) the original Letter of Credit, and (B) written authorization evidencing its consent and release of its interest in the Letter of Credit, all in accordance with the terms and con-ditions of the Indenture; and (iii) all obligations and all amounts due and payable to the Bank under the Reimbursement Agreement or any other Loan Document have been fully satisfied or paid, as applicable, prior to the effective date of such termination.

     Section 2.3.  Draws and Other Fees and Expenses Under the Letter of Credit.

          (a)  Payments.  The Company hereby agrees to pay to the Bank:

               (i) Drawings. Five (5) Business Days prior to each Payment Date, commencing initially on the Payment Date of March 1, 1996, an amount necessary to pay the amount to be drawn under the Letter of Credit on the immediately succeeding date of any drawing for each of the payments described in
Section 2.7 hereof;

               (ii) Drawing Fee. On each date that any amount is drawn under the Letter of Credit pursuant to any drawing referred to in clause (i) herein above, a drawing fee in the amount of $100 per each draw;

                                                                  Page 325


               (iii) Transfer Fee. Upon each transfer of the Letter of Credit in accordance with its terms a sum equal to $1,500;

               (iv) Customary Charges. On demand, any and all reasonable charges the Bank may make in connection with drawings under the Letter of Credit and any and all reasonable expenses which the Bank incurs relative to the Lette of Credit;

               (v) Enforcement Expenses. On demand, any and all expenses incurred by the Bank in enforcing any rights under this Agreement and the other Loan Documents;

               (vi) Interest. On demand, interest on any and all amounts drawn on the Letter of Credit and not reimbursed to the Bank through the amounts deposited pursuant to clause (i) of this paragraph or otherwise, from the date of drawing of such amounts under the Letter of Credit until payment in full by or on behalf of the Company at a fluctuating rate of interest per annum equal to three percent (3.0%) plus the Base Rate announced by the Bank from time to time. All interest calculations shall be based upon a year of 360 days consisting of twelve (12) thirty (30) day months;

               (vii) Commission. An annual non-refundable fee with respect to the Letter of Credit, computed for the period from and including the Issue Date to and including the last day a drawing is available under the Letter of Credit (the "Termination Date"), at a rate of three quarters of one percent (.75%) per annum on the amount from time to time available to be drawn under the Letter of Credit, payable annually, on each anniversary date of the Issue Date, with the first such payment (reduced by the $25,000 previously paid by the Company) due on the Issue Date;

               (viii) Payments in Respect of Increased Costs. If any adoption of or if any change in any law, regulation, policy, or guideline or in the interpretation or application of any of the foregoing by any court, administrative or governmental authority charged with the interpretation and/or administration thereof shall either (i) impose, modify or make applicable any reserve, special deposit, capital or capital equivalency or ratio, assessment, insurance premium, or similar requirement in connection with the Letter of Credit, or documents, advances, or refinancing in connection therewith or (ii) impose on the Bank (or, if applicable, any of its affiliates or correspondents) any other condition regarding the Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the Bank's (or, if applicable, such affiliate's or correspondent's) costs of issuing, maintain-ing, renewing or extending the Letter of Credit then, upon demand by the Bank, the Company shall immediately pay to the Bank, from time to time as the Bank shall specify, additional amounts (calculated on the basis of such Company's pro rata share of the aggregate amount of obligations to the Bank of the Company and all similarly situated customers of the Bank), which shall be sufficient to compensate for such increased cost; provided, however that (x) Company shall not be responsible for penalties or fines payable by Bank for Bank's failure to comply with such laws, rules, policies or guidelines following the Bank's charge to the Company for the same in accordance with this paragraph, and (y) such increased costs charged to Company shall not exceed the actual increase in costs to, or loss in profit of, the Bank related to the transactions contemplated by this Agreement Letter. The obligation of the Company set forth in the foregoing sentence shall apply to and include each such increased cost incurred by the Bank as a result of any event mentioned in clause (i) or (ii)

                                                                   Page 326


above for the period through and including the Termination Date. A certificate setting forth in reasonable detail (including detailed calculations of) such increased cost incurred by the Bank as a result of any event mentioned in clause
(i) or (ii) above, submitted by the Bank to the Company, shall be conclusive, absent manifest error, as to the amount thereof; and

               (ix) Cash Collateral Payments. Upon the occurrence of an Event of Default as specified in Section 7.2(b) hereof, an amount equal to the then Maximum Stated Amount of the Letter of Credit, such amount (together with all interest earned thereon and all investments and proceeds of investments thereof) to be held by the Bank as cash collateral in the Cash Collateral Account to secure reimbursement to the Bank of the LC Indebtedness, including without limitation, all amounts paid by the Bank pursuant to draws under the Letter of Credit and payment of all other obligations of the Company to the Bank hereunder and under the other Loan Documents.

          (b) Applications of Certain Funds. The Company hereby authorizes the Bank to apply (i) the amounts set forth in clause (i) of paragraph (a) above to reimburse the Bank for any such drawings honored by the Bank and made by the Trustee on the Letter of Credit and further acknowledges that the Company is paying said amounts set forth in clause (i) of paragraph (a) above to the Bank for the purpose of reimbursing the Bank for drawings honored on the Letter of Credit; and (ii) any and all amounts in the Cash Collateral Account on account of any LC Indebtedness of the Company or the Guarantor due and owing to the Bank;

          (c) Default Rate. Any amount not paid when due or demanded, as the case may be under this Section 2.3 shall bear interest from the date such payment is due or demanded, as applicable at a per annum rate equal to three percent (3.0%) above the Base Rate.

     Section 2.4. Security for Obligations. As security for the payment of the LC Indebtedness and the other obligations of the Company to the Bank under this Agreement and the other Loan Documents, the Company will (a) grant to the Bank
(i) the Mortgage on the Premises, and (ii) the Assignment of Leases, and (b) cause the Corporate Guarantor to provide to the Bank the Guaranty.

     Section 2.5. Place of Payment; Computation of Interest. All payments by or on behalf of the Company to the Bank hereunder shall be made on the date such payment becomes due or, if demand must be made by the Bank in accordance with
Section 2.3 hereof, upon demand, in lawful currency of the United States and in immediately available funds at the Bank's office at 123 South Broad Street, Philadelphia, Pennsylvania 19109 or at such other place as may be designated by the Bank by written notice to the Company. Any payment due or demanded on a day which is not a Business Day (as defined in the Letter of Credit) shall be paid on the next succeeding Business Day.

     Section 2.6. Evidence of Debt. The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company resulting from each drawing under the Letter of Credit, the amounts of principal and interest payable and paid from time to time hereunder or other reimbursable costs and expenses hereunder.

                                                                  Page 327

     Section 2.7.  Permitted Drawings.

          (a) Generally. So long as the Letter of Credit is in effect, all payments of principal and interest on the Bonds shall be paid from draws by the Trustee on the Letter of Credit in accordance with the terms of the Indenture. The outstanding balance of the Loan shall be reduced by the amount of any such payments made by the Trustee through a draw on the Letter of Credit. The Company shall reimburse the Bank for moneys drawn on the Letter of Credit in accordance with the terms of Section 2.3 hereof.

          (b) Acceleration of Payment to Redeem Bonds. As permitted by the Indenture and the Reimbursement Agreement, whenever the Bonds are subject to optional redemption pursuant to the Indenture, the Authority will, but only upon request of the Company, direct the Trustee in writing to call the same for Redemption as provided in the Indenture. Whenever the Bonds are subject to mandatory redemption pursuant to the Indenture, the Company will cooperate with the Authority and the Trustee in effecting such Redemption. In the event of any mandatory or optional redemption of the Bonds, the Company will pay or cause to be paid on or before the date of Redemption an amount equal to the applicable redemption price (including the redemption premium (if any) and interest accrued to the date of redemption) as a prepayment of that portion of the Loan corresponding to the Bonds to be redeemed, or will reimburse the Bank for any drawings under the Letter of Credit for such purposes (exclusive of the redemption premium) in accordance with this Agreement.


                                 ARTICLE 3


                      REPRESENTATIONS AND WARRANTIES

     Section 3.1. Company Representations. The Company represents and warrants to the Bank that:

          (a) Organization, Powers, Etc. It is a corporation duly organized, created and in good standing under the laws of the State and all other jurisdictions in which the conduct of its activities or the ownership or lease of its properties or assets requires such qualification, and in which such qualification is material to the conduct of its business, has the full corporate power and authority to own its properties and assets and to carry on its business as now being conducted (and as now contemplated by the Company) and has the power and authority to perform all the undertakings of this Agreement and the other Loan Documents, to borrow hereunder and to execute and deliver this Agreement and the other Loan Documents.

          (b) Execution of Loan Documents. The execution, delivery and performance by the Company of this Agreement and the other Loan Documents and other instruments required or contemplated to be delivered by the Company pursuant to this Agreement:

               (i)  have been duly authorized by all requisite corporate action;


                                                                  Page 328


               (ii) do not and will not conflict with or violate any provision of law, rule or governmental regulation, any order, decree, writ, injunction, determination, award or judgment of any court, arbitrator or other agency of government;

               (iii) do not and will not conflict with or violate any provision of the certificate of incorporation and by-laws of the Company; and

               (iv) do not and will not conflict with any of the terms of, or result in a breach of, or constitute a default under, or result in the creation or imposition of any lien or charge upon any assets of the Company pursuant to, any mortgage, indenture, contract, lease, loan or credit agreement, or other agreement or instrument to which the Company is a party or by which any of its assets are bound (excepting those liens as are created by the Loan Documents).

          (c) Title to Collateral. Except as described in on Schedule II hereto, the Company has good and marketable title to the Collateral, free and clear of any lien or encumbrance except for the Permitted Encumbrances, if any. Assuming adequate consideration therefor has been given by the Bank, upon recording in the appropriate office, the Mortgage (subject to the defeasance of the liens created by the Indenture governing the Prior Bonds) will constitute a valid first mortgage lien on the Premises and an assignment of the leases thereon and upon recording, the Financing Statements will perfect valid first lien security interests in the Collateral, other than the Premises.

          (d) Litigation. Except as described in Schedule II hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or arbitrator now pending or, to the knowledge of the Company, threatened against or affecting it or any of its properties or powers which, if adversely determined, would (i) affect the transactions contemplated hereby, (ii) affect the validity or enforceability of the Loan Documents, (iii) affect the ability of the Company to perform its obligations under the Loan Documents, (iv) impair the value of the Collateral,
(v) materially impair the Company's right to carry on its business substantially as is now being conducted, (vi) adversely affect the validity or the enforceability of the Bonds, the Indenture, this Agreement, the Loan Agreement and the Loan Documents, (vii) have a material adverse effect on the Company's financial condition or (viii) in which the relief sought is in excess of $500,000.

          (e) Payment of Taxes. The Company has filed or caused to be filed all Federal, State and local tax returns (including, without limitation, information returns) which are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or on any assessment made against the Company or against any of its properties or assets and all other taxes, fees or other charges imposed on it by any governmental authority, to the extent that such taxes have become due; and no tax liens have been filed, and to the knowledge of the Company, no claims have been asserted against the Company or any of its properties or assets, with respect to any taxes, fees or charges by any governmental authority.

          (f) No Defaults. The Company is not as of the date hereof in default or noncompliance in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a

                                                                  Page 329

party (including without limitation, the Indenture and the other Loan Documents) or by which it is bound or with respect to any law, statute, judgment, writ, injunction, decree, rule or regulation of any court or governmental authority.

          (g) Consents. No consent of any other person and no consent, license, approval or authorization of, or registration, filing or declaration with, any court or governmental authority, is or will be necessary to the valid execution, delivery or performance by the Company of any of the Loan Documents.

          (h) Important Inducement. The availability of the financial assistance by the Authority as provided herein was an important inducement to the Company to undertake the 1985 Project and to locate the Project Facility in the State.

          (i) Obligations of the Company. Each of the Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

          (j) No Untrue Statements. No representation contained herein or in any Loan Document, and no information, certification, instrument, agreement, exhibit, report furnished by or on behalf of the Company to the Authority and the Trustee, the Application, or any other document, certificate or statement furnished to the Trustee and the Authority, by or on behalf of the Company contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading or incomplete. The Company specifically represents that it is not involved in any litigation required to be disclosed in the Original Application nor is it the subject of any investigation or administrative proceeding except as disclosed in the Application or on Schedule II hereto. Further, it is specifically acknowledged by the Company that all such statements, represen-tations and warranties shall be deemed to have been relied upon by the Authority as an inducement to undertake the Project and make the Loan and by the Holders as an inducement to purchase the Bonds and that if any such statements, representations and warranties were false at the time they were made, the Authority or the Holders may, in its sole discretion, consider any such misrepresentation or breach of warranty an Event of Default as defined in
Section 7.1 hereof and exercise the remedies provided for in this Agreement.

          (k) No Subsidiaries. The Company (i) has no subsidiaries and no investment in any other corporation; (ii) has no investment in any partnership, limited partnership or joint venture; and (iii) is not a member or participant in any partnership, limited partnership or joint venture.

          (l) No Action. The Company has not taken and will not take any action and knows of no action that any other Person has taken or intends to take, which would cause interest income on the Bonds to be includable in the gross income of the recipients thereof under the Code.

          (m) Compliance with Laws. The Company has complied in all material respects with all filings, permits, licenses and other requirements of Federal, State and local laws necessary to prevent the Company from being precluded, by reason of its failure to

                                                                  Page 330

comply with any such requirement, from continuing to conduct its activities as now conducted in the jurisdictions in which it is now conducting activities.

          (n) Acquisition/Operation of the Project Facility. The operation of the Project Facility in the manner presently contemplated and as described in the Original Application will not conflict with any current zoning, water, air pollution or other ordinances, orders, laws or regulations applicable thereto. The Company has caused the Project Facility to be acquired in accordance, in all material respects, with all Federal, State and local laws or ordinances (including rules and regulations) relating to zoning, building, safety and environmental quality. The Company will complete the Project pursuant to the terms of this Agreement in all material respects.

          (o)  Environmental Representations.

               (i) The Company has obtained all permits, licenses and other authorizations which are required with respect to its businesses, properties and assets under all Applicable Environmental Laws. The activities, properties and assets of the Company are in compliance with all terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with, or prevent, continued compliance on the part of the Company, or which may give rise to any liability on the part of the Company, or otherwise form the basis of any claim, action, suit, proceeding or investigation against the Company, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance;

               (ii) There have been no claims, litigation, administrative proceedings, whether actual or threatened, or judgments or orders, relating to any Hazardous Substances or other forms of pollution relating in any way to any property or activities of the Company, including without limitation, the Premises or the Project Facility;

               (iii) Neither the Company nor the Premises or the Project Facilities are in violation of any Applicable Environmental Law or subject to any existing, pending or threatened investigation or inquiry by any governmental authority pertaining to any Applicable Environmental Law, other than as disclosed in writing to the Bank and the Authority prior to the date hereof.
The Company shall not cause or permit the Premises or the Project Facilities to be in violation of, or do anything which would subject the Premises or the Project Facilities to any remedial obligations under any Applicable Environmental Law, and shall promptly notify the Authority and the Bank, in writing, of any existing, pending or threatened investigation or inquiry by any governmental authority in connection with any Applicable Environmental Law;

               (iv) No friable asbestos, or any asbestos containing substance deemed hazardous by Federal or State regulations, has been installed in the Project

                                                                  Page 331

Facilities other than as disclosed in writing to the Authority prior to the date hereof. The Company covenants that it will not install in the Project Facilities friable asbestos or any asbestos containing substance deemed hazardous by Federal or State regulations. In the event any such materials are found to be present at the Project Facilities, the Company agrees to remove the same promptly upon discovery at its sole cost and expense; and

               (v) The Company has taken all steps necessary (which without limitation includes at a minimum all actions necessary to meet the "all appro-priate inquiry" standard set forth in N.J.S.A. 58:10A-23.11g as amended by ISRA) to determine and has determined that no Hazardous Substances have been disposed of or otherwise released or discharged on or to the Premises or the Project Facilities other than as disclosed in writing to the Authority prior to the date hereof. The use which the Company makes of the Project Facilities will not result in the disposal or other release or discharge of any Hazardous
Substance on or to the Premises or the Project Facilities. During the term of this Agreement, the Company shall take all steps necessary to determine whether Hazardous Substances have been disposed of or otherwise released or discharged on or to the Premises or the Project Facilities and if so will remove the same promptly upon discovery at its sole expense;

          The Company further represents, warrants, covenants and agrees as follows:

               (vi) None of the real property owned and/or occupied by the Company and located in the State, including without limitation the Premises and the Project Facilities, has, to the best of the Company's knowledge, ever been used by previous owners and/or operators nor will be used in the future to (i) refine, produce, store, handle, transfer, process or transport Hazardous Substances; or (ii) generate, manufacture, refine, transport, treat, store, handle or dispose of Hazardous Substances other than as disclosed in writing to the Authority prior to the date hereof;

               (vii) The Company has not received any communication, written or oral, from the State Department of Environmental Protection, the United States Environmental Protection Agency, or any other governmental entity concerning any intentional or unintentional action or omission on the Company's part on the Premises or Project Facilities resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances other than as disclosed in writing to the Authority prior to the date hereof;

               (viii) None of the real property owned and/or occupied by the Company and located in the State, including without limitation the Premises and the Project Facilities, has or is now being used as a Major Facility, as such term is defined in ISRA, and the Company shall not use any such property as a Major Facility in the future without the prior express written consent of the Authority and the Bank. If the Company ever becomes an owner or operator of a Major Facility, then the Company shall furnish the State Department of Environmental Protection with all the information required by N.J.S.A.
Sec. 58:10-23 11d, and shall duly file with the Director of the Division of Taxation in the New Jersey Department of the Treasury a tax report or return, and shall pay all taxes due therewith, in accordance with N.J.S.A.
Sec. 58:10-23.11h;

                                                                   Page 332


               (ix) The Company shall not conduct or cause or permit to be conducted on the Premises or the Project Facilities any activity which constitutes an Industrial Establishment, as such term is defined in ISRA, without the prior express written consent of the Authority and the Bank. In the event that the provisions of ISRA become applicable to the Premises or the Project Facilities subsequent to the date hereof, the Company shall give prompt written notice thereof to the Authority and the Bank and shall take immediate requisite action to insure full compliance therewith. The Company shall deliver to the Authority and the Bank copies of all correspondence, notices, reports, and submissions that the Company generates, or sends to or receives from the State Department of Environmental Protection, in connection with such ISRA compliance. The Company's obligation to comply with ISRA shall, notwithstanding its general applicability, also specifically apply to a sale, transfer, closure or termination of operations associated with any foreclosure action by the Authority, the Trustee or the Bank;

               (x) No lien has been attached to any revenue or any personal property owned by the Company and located in the State, including, without limitation, the Premises or the Project Facilities, as a result of (i) the Administrator of the New Jersey Spill Compensation Fund expending moneys from said fund to pay for Damages and/or Cleanup and Removal Costs; or (ii) the Administrator of the United States Environmental Protection Agency expending moneys from the Hazardous Substance Superfund for Damages and/or Response
Action Costs. In the event that any such lien is or has been filed, then the Company shall, within thirty (30) days from the date that the Company is given such notice of such lien (or within such shorter period of time in the event that the State or the United States has commenced steps to have the Premises or the Project Facilities sold), either: (i) pay the claim and remove the lien from the Premises or Project Facilities; or (ii) furnish (a) a bond satisfactory to the Authority and the Bank in the amount of the claim out of which the lien arises, (b) a cash deposit in the amount of the claim out of which the lien arises, or (c) other security satisfactory to the Authority and the Bank in an amount sufficient to discharge the claim out of which the lien arises; and

               (xi) In the event that the Company shall cause or permit to exist a releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes, the Company shall promptly remove and remediate such release, spill, leak, pumping, pouring, emission, emptying or dumping in accordance with the provisions of any Applicable Environmental Law.

          (p) Project Municipality. The Project Facilities are located wholly within the borders of the Project Municipality and the Premises are not contiguous with the borders of any portion of the Project Municipality. The operation of the Project Facilities is not integrated with any other facility in any neighboring municipality operated by any Principal User of the Project Facilities. All of the facilities financed by the Refunded Bonds are located within one state, and neither the Company nor any Related Person is a user of any facility financed by the proceeds of the Refunded Bonds other than the 1985 Project.

          (q) No Tenancies. No Principal User of the Project Facilities is a tenant in any facility in the Project Municipality, the landlord of which is a Person other than a Principal User of the Project Facilities.

                                                                  Page 333


          (r) Preservation of Tax Exemption. The Company shall at all times do and perform all acts and things necessary to be done and performed under the Loan Documents in order to assure that interest paid on the Bonds shall, for purposes of Federal income taxation, be excludable from the gross income of the recipients thereof and exempt from taxation, except in the event that such recipient is a Substantial User of the Project Facility or a Related Person thereto.

     Section 3.2. Representations and Warranties as to the Acquisition of Project Facilities.

          (a) Acquisition of Project Facilities. The Company agrees that it used the Prior Bonds to finance the Project Facilities as soon as practicable after the proceeds of the Prior Bonds became available and that it will use its best efforts to effectuate the redemption of the Refunded Bonds with the proceeds of the Bonds as soon as practicable after the proceeds of the Bonds become available.

          (b) Notices and Permits. The Company has given or caused to be given all notices and comply or cause compliance with all laws, ordinances, municipal rules and regulations and requirements of public authorities applying to or affecting the acquisition and the conduct of the work on the Project Facilities, and the Company will defend and save the Authority, its members, officers, agents and employees, the Bank, its officers, agents and employees, and the Trustee, its officers, agents and employees harmless from all fines due to failure to comply therewith. The Company has procured or has caused to be procured all permits and licenses necessary for the prosecution of the acquisition and installation of the Project Facilities.

          (c) Additions and Changes to Project Facilities. The Company may, at its option and at its own cost and expense, at any time and from time to time, make such improvements, additions, renovations and changes to the Project Facilities as it may deem to be desirable for its uses and purposes, provided that (i) such improvements, additions and changes shall constitute part of the Project Facilities and be subject to the liens and security interests created by this Agreement and the Indenture, and (ii) that the Company shall not permit any alienation, removal, demolition, substitution, improvement, alteration or deterioration of the Project Facilities or any other act which might materially impair or reduce the usefulness or value thereof, or the security provided under the Indenture, without the prior written consent of the Authority and the Bank. The Company shall request in writing that the Bank, shall execute termination statements for any filings made to perfect the security interests created pursuant to this Agreement, the Loan Agreement, and the Indenture for any fixture or item of equipment permanently removed from the Project Facilities by the Company, provided that any item of property so removed by the Company shall be replaced by other property of similar value or function.





                                                                   Page 334

                                 ARTICLE 4


              CONDITIONS TO ISSUANCE OF THE LETTER OF CREDIT


     Section 4.1. Loan Documents. On or before the Issue Date, the Bank shall have received the following, each in form and substance satisfactory to the
Bank:

          (a) this Letter of Credit and Reimbursement Agreement providing for the terms of repayment of all draws under the Letter of Credit duly executed by the Company;

          (b) the Mortgage constituting a valid first lien (subject only to the defeasance of the Prior Bonds and the release of lien securing the Prior Indenture) on the Premises including, without limitation, all real estate fixtures located and attached to the Premises, as security for the obligations of the Company under the Letter of Credit;

          (c) an Assignment of Leases providing for the assignment by the Company to the Bank of all its right, title and interest in and to any leases, tenancy agreements or any other rental arrangements with respect to the Premises or Project Facilities;

          (d) Financing Statements as may be deemed reasonably necessary by the Bank or its counsel so as to perfect a valid first priority lien in favor of the Bank with regard to all personalty, furniture, furnishings, fixtures, building materials and equipment owned by the Company now or hereinafter located at or affixed to the Premises and the Machinery and Equipment;

          (e) a Guaranty Agreement from the Corporate Guarantor providing for the unconditional irrevocable guaranty of the obligations of the Company under the Loan Documents;

          (f) secretary's certificates of the Company and Corporate Guarantor, to which are attached certified true copies of (i) the articles of incorporation of the Company and Corporate Guarantor and all amendments thereto, certified by the Secretary of State of the state of their incorporation, (ii) the By-Laws of the Company and Corporate Guarantor and all amendments thereto, (iii) appropriate resolutions and shareholder consents of the Company and Corporate Guarantor authorizing the transactions contemplated by this Agreement, and (iv) incumbency certificates as to officers, and any amendments thereto;

          (g) a good standing certificate issued by the appropriate official of the state in which each of the Company and Corporate Guarantor is incorporated, which identifies all the dates on which the Company's and Corporate Guarantor's articles of incorporation and amendments thereto were filed; and a good standing certificate issued by the appropriate official of the states in which the Company and Corporate Guarantor are qualified as a foreign corporation, as applicable;

          (h) a certificate in form and substance satisfactory to the Authority and the Bank, to the effect that the Project Facilities are not within a special flood hazard area, as

                                                                  Page 335

described in the Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968, or a certification from the Project Municipality to that effect. Should the Project Facilities be located in a special flood hazard area as designated by the Secretary of Housing and Urban Development, the Company shall furnish the Bank with a flood insurance policy in the lesser of (i) the amount of the Letter of Credit or (ii) the maximum amount obtainable under the National Flood Insurance Act, naming the Authority and the Bank as insureds, together with a receipted bill for the premium. Thereafter, the Company shall furnish the Bank with a renewal flood insurance policy on the anniversary date of such policy;

          (i) true and correct copies of certificates, in form and substance acceptable to the Authority and the Bank, evidencing the insurances on the Premises and Project Facilities required to be maintained pursuant to this Agreement and the Loan Agreement, and naming the Bank as lender/loss payee, mortgagee, and an additional insured;

          (j) evidence that the security interest to be granted to the Bank in the personal property of the Company constitutes a first-priority lien and security interest (subject only to the defeasance of the Prior Bonds and the release of all liens created under the Prior Indenture), including, without limitation, any appropriate State and county UCC searches, judgment searches and tax liens searches against the Company and Corporate Guarantor;

          (k) evidence that all applicable consents, licenses, permits and approvals for the use and occupancy of the Premises and Project Facilities have been obtained from all governmental agencies or public utility companies having jurisdiction with respect thereto including, to the extent applicable, but not limited to: all environmental approvals (including, without limitation, written evidence of the State Department of Environmental Protection certifying as to the proper authorized closure and/or removal of underground storage tanks); approvals for sewer, water, gas, electric and other utilities; a final certificate of occupancy; all zoning, site plan and/or subdivision approvals. All of such approvals and permits shall be legally valid and shall remain in full force and effect throughout the term of the Letter of Credit. In the event that any of such approvals is invalidated, rescinded or suspended by any governmental agencies or court of competent jurisdiction, the Bank shall not be obligated to issue the Letter of Credit;

          (l) a current boundary and location survey of the Premises acceptable to the Bank, its counsel and the title insurer, prepared by a licensed New Jersey surveyor acceptable to the Bank, its counsel and the title insurer, which survey shall be prepared in accordance with the requirements set forth by the Bank and shall be certified to the Bank and the title insurer;

          (m)  a completed and certified Environmental Questionnaire;

          (n) an ALTA (as hereinafter defined) Standard title policy on the form currently in use in the State at the time of the issuance of the Letter of Credit in the amount of the Letter of Credit, reinsuring with direct access agreements and/or co-insured in amounts and with title insurance companies reasonably acceptable to the Bank, insuring that the Mortgage is a valid first lien mortgage on the Premises, subject only to those exceptions, whether of record or otherwise that have been previously approved by the Bank;

                                                                  Page 336



          (o) an environmental indemnity agreement pursuant to which the Company and the Corporate Guarantor agree to indemnify the Bank for any and all environmental liability which the Bank may incur by virtue of issuing the Letter of Credit;

          (p) a written certification of an architect or engineer selected by the Bank stating that the Project Facilities located at the Premises (i) are structurally sound, (ii) show no signs of structural distress, and (iii) have a remaining life span for current or proposed usage well in excess of the term of the Letter of Credit. All deficiencies which said architect or engineer may deem to be material shall be corrected by the Company, at its expense, prior to closing to the satisfaction of the Bank and said architect/engineer. The cost of such inspection report shall be borne by the Company;

          (q) the Tax Certificate, in form and substance satisfactory to Bond Counsel;
          (r) a Continuing Disclosure certification evidencing the Company's and the Corporate Guarantor's intent to comply with the provisions of Rule 15c2-12 of the Securities and Exchange Commission as long as this Agreement is in effect and the Bonds remain Outstanding;

          (s) any and all other documents reasonably required by the Authority and the Bank.

     Section 4.2. Payment of Fees. On the Issue Date, the following shall have been duly paid:

          (a) all fees required to be paid to the Bank and the Trustee under any of the Loan Documents; and

          (b)  the fees and disbursements of Counsel for the Bank as agreed in
Section 5.20 hereof.

     Section 4.3.  Opinions of Counsel.

          (a) Opinion of Counsel for Company. On the Issue Date, the Authority, the Trustee, the Bank and the Placement Agent shall have received the opinion of Counsel for the Company addressed to them and satisfactory in form and substance to Bond Counsel, Counsel for the Trustee, Counsel for the Bank and Counsel for the Placement Agent to the effect that, inter alia: (i) the Loan Documents have been duly executed and delivered by the Company and the Corporate Guarantor, as applicable, and constitute the valid and binding obligations of the Company and the Corporate Guarantor, as applicable, enforceable in accordance with their respective terms, except to the extent that the enforceability of such documents may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and (ii) all of the Bond Proceeds will be used for Proper Charges; and containing any other provisions deemed necessary and proper by, and otherwise in form and substance satisfactory to, the Bank and its counsel;

                                                                  Page 337


          (b) Opinion of Bond Counsel. On the Issue Date, the Authority, the Bank, the Placement Agent and the Trustee shall have received the opinion of Bond Counsel to the effect that, inter alia:

               (i) interest income on the Bonds is not includable in gross income under the Code except for those tax consequences set forth therein;

               (ii) interest income on the Bonds is not includable as gross income under the New Jersey Gross Income Tax Act (P.L. 1976, Chapter 47);

               (iii) the offering of the Bonds is not required to be registered under the Securities Act of 1933, as amended, or under the rules and regulations promulgated thereunder; and

               (iv) the Bonds have been duly authorized and issued under the provisions of the Indenture, the Resolution and the Act;

          (c) Opinion of Counsel for the Trustee. On the Issue Date, the Authority, the Bank and the Placement Agent shall have received an opinion of Counsel for the Trustee, addressed to them and satisfactory in form and substance to Bond Counsel (and the Company shall have received a reliance letter with respect thereto) stating that the Trustee is lawfully empowered, authorized and duly qualified to serve as Trustee and to perform the provisions of and to accept the trusts contemplated by the Indenture, and the Trustee has duly authorized the acceptance of the trusts contemplated by the Indenture;

          (d) Opinion of Counsel for the Bank. On the Issue Date, the Authority, the Trustee and the Placement Agent shall have received an opinion of Counsel for the Bank, addressed to them and satisfactory in form and substance to Bond Counsel, Counsel for the Trustee and Counsel for the Placement Agent (and the Company shall have received a reliance letter with respect thereto) stating that the Letter of Credit has been duly authorized and delivered and constitutes a valid and binding obligation of the Bank; and

          (e) Opinion of Counsel for the Escrow Agent. On the Issue Date, the Authority, the Trustee, the Bank and the Placement Agent shall have received an opinion of counsel for the Escrow Agent, addressed to them and satisfactory in form and substance to Bond Counsel and Counsels for the Trustee and Placement Agent (and the Company shall have received a reliance letter with respect thereto) stating that the Escrow Agent is lawfully empowered, authorized and duly qualified to serve as Escrow Agent and to perform the provisions of and to accept the trusts contemplated by the escrow deposit agreement, and the Escrow Agent has duly authorized the acceptance of the trusts contemplated by the escrow deposit agreement.

     Section 4.4. Conditions Subsequent; Defeasance of Prior Bonds. Upon the defeasance of the Prior Bonds and the release of the lien of the Prior Indenture following the full payment of the Prior Bonds and the Original Loan and pursuant to and in accordance with Article IX of such Prior Indenture, the Company shall provide to the Bank evidence of the cancellation and discharge of the liens and security interests granted to the Trustee to secure the Prior Bonds and the proper recording of the documents pursuant to which such liens

                                                                  Page 338

have been satisfied or released. The Company shall, and shall cause the Authority and Trustee to, execute and deliver to the Bank copies of all such instruments as may be appropriate to evidence such discharge and satisfaction of such liens and security interests.

                                 ARTICLE 5


                         COVENANTS OF THE COMPANY

          The Company covenants and agrees, so long as this Agreement shall remain in effect as follows:

     Section 5.1.  Financial Statements.

          (a) Annual Report: as soon as available and in any event within 105 days after the end of each fiscal year, the Company will submit annual audited consolidated financial statements for the Corporate Guarantor and its consolidated subsidiaries (including the Company) to the Trustee and to the Bank during the term of the Letter of Credit including therein the balance sheet of the Corporate Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the statements of operations of the Corporate Guarantor and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and in each case duly certified by independent certified public accountants of recognized standing acceptable to the Bank, and by the chief financial or chief accounting officer of the Corporate Guarantor, together with a certificate of said accounting firm stating that, in the statements of the Corporate Guarantor and its consolidated subsidiaries (including the Company) for such fiscal year, it did not discover that an Event of Default (or an event which, with notice or the lapse of time or both, would constitute an Event of Default) had occurred at any time during such fiscal year, or, if an Event of Default
(or such other event) did occur, the nature thereof; and (iii) a certificate of the chief financial or chief accounting officer of the Company and Corporate Guarantor stating that such officer does not have any knowledge that an Event of Default (or an event which, with notice or the lapse of time or both, would constitute an Event of Default) exists, a statement of the nature thereof and the actions which the Company and Corporate Guarantor propose to take with respect thereto.

          (b) Quarterly Report: as soon as available and in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Corporate Guarantor and its consolidated subsidiaries (including the Company), during the term of the Letter of Credit, management prepared consolidated financial statements, including a balance sheet, income statement and cash flow statement prepared in accordance with GAAP, in form and substance satisfactory to the Bank for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, to the Trustee and to the Bank during the term of the Letter of Credit.

                                                                  Page 339


          (c) Company will submit annual management letters, if any, for the Company or Corporate Guarantor, from the independent certified public accountants for the Corporate Guarantor.

          (d) Compliance Certificate. At times referred to above, "no default" certificates showing the calculations of the financial covenants set forth in
Article 6 hereof, and signed by an Authorized Company Representative showing that the Company and Corporate Guarantor are in compliance with all covenants and agreements in this Agreement.

          (e) SEC Reports. Promptly after sending or filing, copies of all proxy statements, financial statements and other notices and reports to the Trustee and the Bank when the Company or the Corporate Guarantor sends to its shareholders as well as copies of all regular, annual, periodic and special reports and all Registration Statements filed with the Securities and Exchange Commission or similar government authority or with any national security exchange succeeding to the functions of the Securities and Exchange Commission (other than those on Form S-8), including, without limitation, Forms 10Q and 10K.

     Section 5.2. Preservation of Corporate Existence and Qualification. The Company shall preserve and maintain its corporate existence, rights, franchises and privileges in its jurisdiction of incorporation, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is material to its business, activities and operations and the ownership or lease of its properties, and comply with all provisions of its Certificate of Incorporation and By-Laws.

     Section 5.3. Keeping of Records and Books of Account. The Company shall keep adequate records and books of account reflecting all of its financial transactions regarding the Project Facilities.

     Section 5.4. Maintenance of Properties. The Company shall maintain and preserve all of its properties, necessary or useful in the proper conduct of its activities, in good working order and condition, ordinary wear and tear excepted and from time to time will make or will cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto.

     Section 5.5. Maintenance of Licenses. The Company shall maintain and keep in effect licensing, know-how and similar agreements necessary in the proper conduct of its activities.

     Section 5.6. Further Assurances. The Company shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further instruments, acts, deeds, and assurances as may be reasonably requested by the Bank and the Authority for the purpose of carrying out the provisions and intent of this Agreement, the Loan Agreement and any of the Loan Documents.

     Section 5.7.  Maintenance of Insurance.

          (a) The Company agrees to insure the Project Facility and Collateral or cause such to be insured with insurance companies licensed to do business in the State, in

                                                                   Page 340

such amounts as indicated herein or in such amounts, manner and against such loss, damage and liability (including liability to third parties), as is customary with companies in the same or similar business and located in the same or similar areas, and to pay the premiums thereon. The form and amount of each insurance policy issued pursuant to this Section 5.7 shall be satisfactory to the Authority and the Bank.

          (b) Each insurance policy issued pursuant to this Section 5.7 shall name the Company and the Bank as insureds, as their interests may appear.

          (c)  Such insurance coverage shall include:

               (i) mortgage title insurance in an amount not less than the stated amount of the Letter of Credit insuring that title to the Premises is marketable and insurable at regular rates, with no exceptions other than those approved by the Bank and Counsel for the Bank and that the Mortgage is a valid first mortgage lien. Such policy shall be issued by a title insurance company acceptable to the Bank and in a form approved by the American Land Title Association ("ALTA"), subject to the approval of the Bank and shall include affirmative coverage against all future liens which might take- priority over the Mortgage; and

               (ii) fire, hazard and "All-Risk" insurance, including extended coverage for flood and earthquake, together with vandalism, malicious mischief and Replacement Cost endorsements (non- reporting form), covering the Project Facilities which shall be in an amount not less than 100% of the agreed upon fully insurable replacement value of the Project Facilities on a completed value basis by an insurer satisfactory to the Bank, so written and endorsed as to make losses, if any, payable to the Bank and the Trustee, as Mortgagee and/or Lender/Loss Payee, as their interests may appear; and

               (iii) flood insurance, as described in Section 4.1(h), if the Project Facility is located in an area designated by the United States Department of Housing and Urban Development as being subject to a special flood hazard in the maximum amount of flood insurance available through the Federal Flood Insurance Program for the improvements located on the Premises, naming the Bank and the Trustee, as the Mortgagee and/or Lender/Loss Payee, as their interests may appear; and

               (iv) comprehensive general public liability insurance, including XCU coverage, Broad Form Endorsement, protective liability coverage on operations of independent contractors engaged in construction, blanket contractual liability insurance, completed operations and products liability coverage against any and all liability of the Company or claims of liability of the Company arising out of, occasioned by or resulting from any bodily injury, death, personal injury and property damage liability with limits of liability in minimum amounts of $1,000,000 per person per occurrence, $3,000,000 aggregate per occurrence and $1,000,000 aggregate property damage; and

               (v) Excess/Umbrella Liability Insurance on a "follow form" basis with a minimum limit of liability of $10,000,000 for the Premises.

          (d) The insurance policies or endorsements shall cover the entire Project Facilities and shall provide that the coverage will not be reduced, canceled or not renewed

                                                                    Page 341

without thirty (30) days prior written notice to the Bank. The Company shall provide the Authority and the Bank with certificates from the insurers at closing, and evidence of renewal or replacement of policies required to be maintained by this Section shall be provided to the Bank and the Trustee on behalf of the Authority at least ten (10) days prior to the expiration of any such policy. The Company may furnish, instead of original or duplicate policies, certificates of blanket coverage provided the Project Facilities are identified and specifically allocated amounts are shown.

     Section 5.8. Payment of Taxes, Etc. The Company will promptly pay and discharge or cause to be promptly paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims which, if unpaid, might become a lien or charge upon such property and assets or any part thereof, except such that are contested in good faith by the Company with diligence and continuity and by appropriate proceedings for which the Company has maintained adequate reserves satisfactory to the Bank.

     Section 5.9. Concerning the Project Facility. The Company shall operate or cause the Project Facility to be operated as an authorized project for a purpose and use as provided for under the Act until the expiration or earlier termination of this Agreement. The Project Facility is of a character included within the definition of "project" in the Act, and its estimated cost was $20,000,000. The Company operates the Project Facility substantially in the form represented in the Original Application and will neither (a) materially alter the operation of the Project Facility without the prior written consent of the Authority and the Bank, nor (b) cause a change in the use of the Project Facility such that the Bonds would cease to be qualified small issue bonds (within the meaning of Section 144(a) of the Code).

     Section 5.10. Compliance with Applicable Laws. The Company shall operate and maintain the Project Facilities in accordance with all applicable Federal, State, county and municipal laws, ordinances, rules and regulations now in force or that may be enacted hereafter including, but not limited to ERISA, the Americans with Disabilities Act and Applicable Environmental Laws, workers' compensation, sanitary, safety, non-discrimination and Zoning laws, ordinances, rules and regulations as shall be binding upon the Company and which might adversely affect its activities or credit.

     Section 5.11. Environmental Covenant. The Company shall not permit any action to occur which would be in direct violation of any and all applicable Federal, State, county and municipal laws, ordinances, rules and regulations now in force or hereinafter enacted, including Applicable Environmental Laws, the regulations of the Authority and the regulations of the Department of Environmental Protection.

          The Company shall give immediate written notice, in the manner provided in Section 8.14 hereof, to the Bank, the Authority, and the Trustee of any inquiry, notices of investigation or any similar communication from the Department of Environmental Protection and the United States Department of Environmental Protection regarding violation of any Applicable Environmental Laws.

     Section 5.12.  Mergers, Etc.

                                                                    Page 342


          (a) The Company will not merge into or consolidate with or into, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person without the prior express written consent of the Authority and the Bank as set forth below.

          (b) The Company shall, during the period commencing on the Issue Date of the Bonds and continuing for three (3) years thereafter, maintain or cause to be maintained separate books and records with respect to the Project Facilities and any and all other facilities located wholly or partly within the Project Facility Municipality of which the Company, any Principal User of the Project Facilities or any Related Person thereto is a Principal User, which books and records shall be sufficient to indicate the nature of any and all capital expenditures with respect to the Project Facilities and such other facilities.

     Section 5.13. Lease or Transfer of Project Facilities. Except as set forth in the Original Application, the Company shall not lease, sublease, sell or otherwise dispose of any possessory interest in whole or part of the Project Facilities without the prior express written consent of the Authority and the Bank. In the event that the Company leases or subleases the Project Facilities or any portion thereof, the Company and the proposed lessee shall submit to the Authority and the Bank an application for project occupants in the form currently in use by the Authority and a copy of the lease. The Authority may review the proposed lease and application to determine if it tends to further the public purposes for which the Authority was created, and if the Authority determines that the lease would not promote these purposes, it may disapprove the proposed lease.

          In making the determination described above, the Authority may consider, among other criteria, (i) if the proposed occupancy complies with the conditions specified in the Act for the Authority's assistance to "projects" as defined in the Act; (ii) if the proposed occupancy is consistent with the provisions respecting tax-exempt qualified small issue bond financings set forth in Section 144 of the Code; and (iii) if the proposed lease will result in the loss of employment for a substantial number of New Jersey workers by reason of relocating the business of the lessee from one part of the State to another or for any other reason.

          If the Authority fails to deliver notice of either approval or disapproval of a proposed lease within twenty (20) days from the day the Authority receives a proposed lease, including all of the information identified above and such other information as the Authority may reasonably require, the proposed lease shall be deemed to be approved by the Authority; provided further that the Company shall still be required to obtain the affirmative consent of the Bank. The Company shall promptly send a copy of each executed lease to the Authority and the Bank.

     Section 5.14. Inspection of the Project Facility. The Company agrees that the Authority and the Bank, and their duly authorized agents or representatives shall have the right, at all reasonable times and upon prior reasonable notice, to enter upon and to examine and inspect the Project Facility. The Authority, the Trustee and the Bank, and their respective officers and agents shall also be permitted, at all reasonable times and upon prior notice, to examine the books and records of the Company with respect to the Project Facility,

                                                                  Page 343

to discuss its affairs, finances and accounts with any of its officers or directors and to make copies or abstracts thereof.

     Section 5.15. Relocation of the Project Facilities. The Company covenants and agrees that during the term of this Agreement it will not relocate the Project Facility or a substantial number of its employees to another location either within or without the State without first obtaIning the prior express written consent of the Authority and the Bank.

     Section 5.16. Annual Certificate. On each anniversary date of the Loan, the Company shall furnish to the Bank, the Authority and the Trustee the following:

          (a) A certificate indicating whether or not the Company is aware of any condition, event or act which constitutes an Event of Default, or which would constitute an Event of Default with the giving of notice or the passage of time, or both, under any of the Loan Documents.

          (b) A written description of the present use of the Project Facilities, including a report from every entity that leases or occupies space at the Project Facilities and the number of persons employed by the lessee, as applicable, and a description of any anticipated material change in the use of the Project Facilities or in the number of employees employed at the Project Facilities.

          (c) The Company shall also furnish to the Authority upon request, which request shall not be made more frequently than once a year, an employment report on a form to be supplied by the Authority.

     Section 5.17. Payment of Compensation and Expenses of Trustee and Placement Agent. Except to the extent payment is otherwise provided from the Acquisition Fund, the Company will pay the Trustee's (and any other paying agent's or authenticating agent's) compensation and expenses under the Indenture, including, but not limited to, reasonable attorneys' fees and all costs of redeeming Bonds thereunder. The Company will also pay the reasonable compensation of the Placement Agent for the performance of its duties and services under the Placement Agreement.

     Section 5.18. Payment of Authority's Fees and Expenses. Except to the extent payment is provided from the Acquisition Fund, the Company will pay the Authority's standard administration fee and all reasonable expenses (other than day-to-day Operating expenses of the Authority), including legal and accounting fees, incurred by the Authority in connection with the issuance of the Bonds and the performance by the Authority of its functions and duties under this Agreement and the Indenture. The Authority's standard administration fees in respect of this Agreement is $25,000 payable upon the execution and delivery of this Agreement.

     Section 5.19. Indemnity Against Claims. In the exercise of the powers of the Bank, hereunder, including without limitation the application of moneys, the investment of funds and disposition of the Project Facilities upon the occurrence of an Event of Default, neither the Bank nor its directors, officers, shareholders, employees or agents shall be accountable to the Company for any action taken or omitted by any of them in good faith and with the belief


                                                                  Page 344


that it is authorized or within the discretion or rights or powers conferred hereunder or under the Indenture. The Bank and its directors, officers, shareholders, employees and agents shall be protected in acting upon any paper or document believed to be genuine, and any of them may conclusively rely upon the advice of counsel and may (but need not) require further evidence of any fact or matter before taking any action. No recourse shall be had by the Company for any claims based hereon or on the Indenture against any member, director, officer, employee or agent of the Bank alleging personal liability on the part of such person unless such claims are based upon the gross negligence or willful misconduct of such person. As such, the Company shall indemnify and hold harmless the Bank, and each director, officer, shareholder, employee, attorney and agent of the Bank (collectively the "Indemnified Parties") against any and all claims, losses, damages or liabilities, joint and several, to which the Indemnified Parties become subject, insofar as such losses, claims, damages or liabilities (including all costs, expenses and reasonable counsel fees incurred in investigating or defending such claim) (or actions in respect thereof) suffered by any of the Indemnified Parties caused by, relating to, arising directly or indirectly out of, resulting from or in any way connected to the Project Facility or the Project or are based upon any other act or omission in connection with (a) the condition, use, possession, conduct, management, planning, design, acquisition, construction, installation, financing or sale of the Project Facility or any part thereof; or (b) any untrue statement of a material fact contained in information submitted or to be submitted to the Indemnified Parties by the Company with respect to the transactions contemplated hereby; or (c) any omission of a material fact necessary to be stated therein in order to make such statement to the Indemnified Parties not misleading or incomplete unless the losses, damages or liabilities arise from the gross negligence or willful misconduct of the person to be indemnified. In the event any claim is made or action brought against an Indemnified Party, except for claims or actions brought which arise from the gross negligence or willful misconduct of any such person, the Indemnified Party may direct the Company to assume the defense of the claim and any action brought thereon and pay all reasonable expenses (including attorneys' fees) incurred therein; or such Indemnified Party may assume the defense of any such claim or action, the reasonable cost (including attorneys' fees) of which shall be paid by the Company upon written request of the Indemnified Party to the Company, provided, that if the Bank assumes such defense, no settlement of any such claim or action shall be made without the consent of the Company, which consent shall not be unreasonably withheld. The Company may engage its own counsel to participate in the defense of any such action. The defense of any such claim shall include the taking of all actions necessary or appropriate thereto. The Company shall not be liable for any settlement of any such action effected without Company's consent, but if settled with the consent of the Company, or if there is a final judgment for the claimant on any such action, the Company agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

          The indemnification provisions of this Section 5.19 shall survive the termination of this Agreement and the other Loan Documents.

     Section 5.20.  Costs and Expenses; Indemnity.

          (a) The Company agrees to pay on demand all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery, administration, modification and enforcement of the Commitment Letter and any and all of the other Loan

                                                                  Page 345

Documents (including, without limitation, the fees and disbursements of Counsel for the Bank); provided, however, that the Company shall not be responsible to pay more than $18,000 in attorneys' fees (on aggregate basis for counsel for the Bank and counsel for the Placement Agent) plus out-of-pocket and reasonable disbursements in connection with the preparation of the Loan Documents to be executed and delivered in connection with the issuance of the Bonds.

          (b) the Company agrees to indemnify, save, and hold harmless the Bank and its directors, officers, agents and employees (collectively the "indemnitees") from and against:

               (i) any and all claims, demands, actions, or causes of action that are asserted against any indemnitee by any person arising, directly or indirectly, from or as a result of any of the transactions contemplated by the Term Sheet or the Loan Documents; and

               (ii) any and all liabilities, losses, costs or expenses (including attorneys' fees) that any indemnitee suffers or incurs as a result of the assertion of any claim, demand, action, or cause of action specified in the immediately preceding subparagraph (i).

The covenants and agreements of this Section 5.20 shall be unconditional, whether or not the Letter of Credit closing occurs as a result of the Company's failure to perform all of its obligations under the Loan Documents and shall survive the repayment of the obligations, the termination of this Agreement and other Loan Documents and the cancellation of the Letter of Credit.

     Section 5.21. Damage to or Condemnation of Project Facilities. In the event of damage, destruction or condemnation of part or all of the Project Facilities, the Company shall notify the Trustee and the Bank not later than five (5) days after the occurrence of such event (the "Initial Notice").

          (a) In the event of any partial damage, destruction or condemnation of the Project Facilities in an amount aggregating less than $5,000,000 the Company shall use said funds for restoration, repair or replacement of the Project Facility. Such funds shall be paid in accordance with the Bank's standard construction loan disbursement conditions as set forth on Schedule III hereto and in accordance with Section 5.24 of the Loan Agreement and
Section 408 of the Indenture.

          (b) In the event (i) the Company fails, or fails to commence, to repair, replace or reconstruct the damaged, destroyed or condemned Project Facilities within sixty (60) days after the Initial Notice when such proceeds aggregate less than $5,000,000, or (ii) such proceeds exceed $5,000,000, the Bank shall have the option to (A) apply such funds to the costs of repair, reconstruction and restoration of the Project Facilities to a substantially equivalent condition or value existing immediately prior to such event or to a condition of at least an equivalent value, in which case such funds shall be deposited with the Trustee in the Acquisition Fund in accordance with Section 407 of the Indenture; or (B) use such proceeds to reduce any outstanding principal balance of unreimbursed draws under the Letter of Credit or other outstanding LC Indebtedness and remit the balance to the Company; or (C) retain

                                                                  Page 346

such proceeds (up to the amount of the Company's obligations to the Bank under the Letter of Credit and the documents executed in connection therewith) as cash collateral for the Company's obligations under the Letter of Credit; or (D) redeem Bonds from moneys from the Letter of Credit pursuant to Section 301(b) of the Indenture and apply the amount of such net proceeds of any insurance, casualty or condemnation award to reimburse the Bank for any draw on the Letter of Credit, but only to the extent of any such proceeds. The Bank shall notify the Trustee and the Company in writing of its election within seventy
(70) days after the Initial Notice.

          (c) The Company shall cooperate and consult with the Bank in all matters pertaining to the settlement or adjudication of any insurance claims and all claims and demands for damages on account of any taking or condemnation of the Project Facility or pertaining to the settlement, compromising or arbitration of any claim on account of any damage or destruction of the Project Facility. In no event shall the Company voluntarily settle, or consent to the settlement of, any insurance claim equal to or greater than $2,500,000 with relation to the Project Facility or any proceedings arising out of any condemnation of the Project Facility without the prior written consent of the Bank, which consent will not be unreasonably withheld.

          (d) Damage to, destruction of or condemnation of all or a portion of the Project Facilities shall not terminate the Agreement, or cause any abatement of or reduction in the payments to be made by the Company or otherwise affect the respective obligations of the Authority or the Company, except as set forth in this Agreement.

     Section 5.22. Prohibition of Liens. The Company shall not create, or suffer to be created by any other person any lien or charge upon the Acquisition Fund or the Project Facilities (other than Permitted Encumbrances) or any part thereof or upon the rents, contributions, charges, receipts or revenues therefrom, without the consent of the Authority and the Bank, provided that nothing in this Agreement shall limit the right of the Company to enforce payments from the Acquisition Fund pursuant to Section 408 of the Indenture.
The Company further agrees to pay or cause to be discharged or make adequate provision to satisfy and discharge, within thirty (30) days after the same shall become due, any such lien or charge and also all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon the Acquisition Fund, the Project Facilities or any part thereof or the revenues or income therefrom. Nothing in this Section shall require the Company to pay or cause to be discharged or make provision for any such lien or charge so long as the validity thereof shall be diligently contested in good faith and by appropriate proceedings so long as the Acquisition Fund, the Project Facilities or any part thereof are not subject to loss or forfeiture. The Authority shall cooperate with the Company in any such contest and shall cooperate with the Company with respect to obtaining any necessary releases of liens or other encumbrances on the Project Facilities.

     Section 5.23. Financing Statements. The Company shall, at the Company's own expense, cause financing statements under the New Jersey Uniform Commercial Code to be filed in the places required by law in order to perfect the security interests created or contemplated by Section 2.4 hereof naming the Bank as secured party. From time to time, as reasonably requested by the Holder of any Bond, but not more often than once each year, the Company shall furnish to the Trustee an opinion of counsel setting forth what actions, if


                                                                  Page 347

any, should be taken by the Company to preserve such security interest and/or the Trustee to preserve the right, title and interest of the Trustee in and to the trust estate created under the Indenture. The Company shall execute and file or cause to be executed and filed all further instruments as shall be required by law to preserve such security interest, and shall furnish satisfactory evidence to the Authority and the Bank of the filing and refiling of such instruments.

     Section 5.24. Change in Nature of Corporate Activities. The Company shall not make any material change in the nature of its corporate activities; provided that the foregoing shall not prohibit the Company from engaging in additional activities related to its present corporate activities and not otherwise prohibited under the Code or the Act.

     Section 5.25. Notice and Certification With Respect to Bankruptcy Proceedings. The Company shall promptly notify the Trustee and the Bank in writing of the occurrence of any of the following events and shall keep the Trustee and the Bank informed of the status of any petition in bankruptcy filed (or bankruptcy or similar proceeding otherwise commenced) against the Company:
(i) application by the Company for or consent by the Company to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, or (ii) is not generally paying its debts as they become due, or (iii) general assignment by the Company for the benefit of creditors, or (iv) adjudication of the Company as a bankrupt or insolvent, or (v) commencement by the Company of a voluntary case under the United States Bankruptcy Code or filing by the Company of a voluntary petition or answer seeking reorganization of the Company, an arrangement with creditors of the Company or an order for relief or seeking to take advantage of any insolvency law or filing by the Company of an answer admitting the material allegations of an insolvency proceeding, or action by the Company for the purpose of effecting any of the foregoing, (vi) if without the application, approval or consent of the Company, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Company an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or of all or any substantial part of its assets, or other relief in respect thereof under any bankruptcy or insolvency law.

          Except where expressly provided to the contrary, all covenants in this Article shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or default if such action is taken or condition exists.

     Section 5.26. Rebate Covenant. The Company shall calculate or cause to be calculated the rebate requirement and shall pay to the Trustee at such times as required under the Code an amount equal to the rebate requirement for deposit by the Trustee into the Rebate Fund. To the extent the amounts on deposit in the Rebate Fund as of any date of computation are not sufficient to meet the rebate requirement, the Company shall immediately pay the amounts necessary to the Trustee for deposit in the Rebate Fund in accordance with the provisions of
Section 413 of the Indenture.

                                                                  Page 348

     Section 5.27. Continuing Disclosure. The Company shall provide or cause to be provided by the Corporate Guarantor (a) on a timely basis, all of the information described in Section 515 of the Indenture relating to compliance with Rule 15c2-12 of the Exchange Act, and (b) on or prior to the effective date of any such transaction, notification of the purchase or sale, by or for the account of the Company, of any of the Bonds, together with a detailed description of such transaction.

                                 ARTICLE 6


                            FINANCIAL COVENANTS

     Section 6.1. Current Assets and Liabilities. The Corporate Guarantor and its Consolidated Subsidiaries will maintain Current Assets in an amount which is not less than one hundred twenty percent (120%) of Current Liabilities.

     Section 6.2. Tangible Net Worth. The Corporate Guarantor and its Consolidated Subsidiaries' Consolidated Tangible Net Worth as at the end of any of its fiscal years during the term of this Agreement shall be equal to not less than (a) One Hundred Forty Million dollars ($140,000,000) plus (b) Six Million Dollars ($6,000,000) multiplied by the number of full fiscal years which have elapsed since the end of the 1994 fiscal year. If the Company changes its fiscal year, the minimum Tangible Net Worth as at the end of the new fiscal year end shall be equal to the minimum Tangible Net Worth which would have been required had the fiscal year end not been changed, plus Six Million Dollars ($6,000,000) multiplied by a fraction the numerator of which is the number of months between the previous fiscal year end and the new fiscal year end and the denominator of which is twelve (12).

     Section 6.3. Total Indebtedness. The Corporate Guarantor and its Consolidated Subsidiaries will not permit the total indebtedness of the Corporate Guarantor and its Consolidated Subsidiaries to exceed one hundred eighty percent (180%) of such Consolidated group's Tangible Net Worth.

     Section 6.4. Long-Term Liabilities. The Corporate Guarantor and its Consolidated Subsidiaries will not permit Long-Term Liabilities to exceed sixty percent (60%) of the Capitalization.

     Section 6.5. Indebtedness for Borrowed Money. The Company will not borrow any funds except pursuant to the following types of borrowings: (a) borrowings to finance the acquisition of personal property (including capital leases) secured by a security interest encumbering such personal property, provided that the amount of any such encumbrance does not exceed the greater of the purchase price or fair market value of such property and (b) borrowings from Bank hereunder. The foregoing exceptions, in the aggregate, are subject, however, to the provisions of Sections 6.2 and 6.3 hereof. Nothing herein contained shall be deemed in any way to limit the right and ability of the Company to post letters of credit or to incur trade indebtedness in the ordinary course of their respective businesses, to the extent such activities are otherwise permitted under this Agreement.

                                                                   Page 349

                                 ARTICLE 7


                      EVENTS OF DEFAULT AND REMEDIES

     Section 7.1. Events of Default: Acceleration. Each of the following events is hereby defined as, and is declared to be and to constitute, an "Event of Default" hereunder:

          (a) Failure by the Company to make or cause to be made any payment required to be made under Section 2.3 on or before the date the same is due; or

          (b) Any material misrepresentation or warranty by or on behalf of the Company contained in this Agreement or in any report, certificate, financial instrument or other instrument furnished in connection with this Agreement or any other Loan Document shall prove to be false or misleading;

          (c) Failure of the Company to observe, perform or comply with any of the covenants or conditions contained in Article 6 hereof;

          (d) Failure or refusal by the Company to observe, perform or comply with any of its other covenants hereunder or under any of the other Loan Documents and such failure or refusal shall continue for a period of thirty
(30) days after the earlier of (i) the date on which the Company first becomes aware of such failure or (ii) the date on which the Bank has provided written notice thereof to the Company; provided that (A) if such failure is of such nature that it can be corrected but not within thirty (30) days, it will not be an Event of Default so long as prompt corrective action is instituted and is diligently pursued by the Company and the Bank consents to such extension or is not required to consent thereto pursuant to the Agreement, which consent may not be unreasonably withheld, and (B) if such failure results in the interest on the Bonds becoming subject to Federal income taxation and the Bonds are redeemed as a result thereof in accordance with their terms, such failure shall not constitute an Event of Default, and provided further, however, that failure of the Company to comply with the covenant contained in Section 5.27(a) hereof shall not constitute an Event of Default; or

          (e) The Company shall fail to pay in full when due (i) any amount owing by the Company with respect to the Bonds (including payments due under any indenture, loan agreements, lease agreements or similar agreements), or (ii) the principal of, premium (if any) on or interest on any other Indebtedness of the Company in a principal amount exceeding $100,000, as and when the same shall become due (unless such amount owing is being contested in good faith by the Company with diligence and continuity and by appropriate proceedings for which the Company has maintained adequate reserves in accordance with GAAP), or the occurrence of any default under any mortgage, agreement or other instrument under or pursuant to which the Bonds or such Indebtedness is incurred, secured, or issued, and continuance of which default beyond the period of grace, if any, allowed with respect thereto; or

          (f) The entry or filing of any judgment, writ or warrant of attachment or of any similar process in an amount in excess of $500,000 against the Company or against its
                                                                   Page 350

property and failure of the Company to vacate, pay, bond, stay or contest in good faith such judgment, writ, warrant of attachment or other process for a period of thirty (30) days, unless the Company delivers the Bank evidence, satisfactory to the Bank, that such amount is fully covered by third-party insurance; or

          (g) The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, or (ii) admit in writing its inability to pay its debts generally as they become due, or (iii) make a general assignment for the benefit of creditors, or (iv) be adjudicated a bankrupt or insolvent, or (v) commence a voluntary case under the United States Bankruptcy Code, or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief, or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of the Company, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Company an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Company in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) remain unvacated, undismissed, undischarged, unstayed or unbonded for a period of sixty (60) days; or

          (h) For any reason the Bonds are declared due and payable by acceleration in accordance with Section 902 of the Indenture; or

          (i) This Agreement, or any of the other Loan Documents ceases to be valid and binding on the Company or is deemed null and void or the validity or enforceability thereof is contested by the Company or the Corporate Guarantor or the Company denies that it has further liability under this Agreement or any of the other Loan Documents, or the Guarantor denies that it has further liability under the Guaranty;

          (j) The transfer of title to or possession of the Project Facilities or any part thereof (in one or more transactions) for any reason without prior express written consent of the Authority and the Bank as provided in Section
5.13 hereof; or

          (k) The voluntary close of business or voluntary cessation of operations of the Company at the Project Facilities for a continuous period in excess of one-hundred twenty (120) days; or

     Section 7.2.  Remedies.

          (a) Upon the occurrence of any Event of Default (other than one referred to in clause (f) or (g) of Section 7.1, with respect to which the remedies provided in clause (i) of this Section 7.2(a) shall automatically and immediately be applicable, without notice or

                                                                    Page 351

demand of any kind), the Bank (i) may, by mailing of notice to the Company declare an amount equal to the maximum amount which may at any time be drawn under the Letter of Credit whether or not the Trustee shall have presented, or shall be entitled at such time to present, the drafts, certificates or other documents required to draw on the Letter of Credit) together with the other obligations of the Company hereunder or under the other Loan Documents to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived, (ii) subject to the terms of the Letter of Credit, may refuse to reinstate (A) the Maximum Stated Amount and any interest portion of the Letter of Credit with respect to any draft representing interest following the payment by the Bank of the amount set forth in such draft, and/or
(B) the Maximum Stated Amount, the interest portion and the principal portion of the Letter of Credit with respect to any draft representing payment of principal following the payment by the Bank of an amount set forth in such draft, and (iii) may pursue any other rights or remedies it may have at law or in equity or pursuant hereto or to any of the other Loan Documents.

          (b) In addition to the remedies provided in Section 7.2(a) hereof, upon the occurrence of any Event of Default under Section 7.1(a), (f) or (g) hereof, or upon the Bank's declaring the obligations of the Company hereunder to be due and payable, the Bank shall have the right to foreclose on the Mortgage, and collect and sell or otherwise liquidate any Collateral and (A) apply the proceeds thereof to payment of the LC Indebtedness outstanding or (B) deposit such proceeds in the Cash Collateral Account, to be applied in accordance with Section 7.2(c) hereof.

          (c) So long as the Letter of Credit shall remain outstanding, any amounts due and payable as described in the previous subparagraphs (a) and (b), when received by the Bank, shall (in such manner and order as the Bank shall determine in its sole discretion): (i) to the extent of the Maximum Stated Amount (and any reinstatements thereof which the Bank is obligated to make, if any), be deposited in the Cash Collateral Account and held by the Bank as cash collateral for the obligation of the Company to reimburse the Bank for the amounts of any draws under the Letter of Credit; and/or (ii) be applied to payment of any or all of the LC Indebtedness or the Company's obligations under any one or more of the other Loan Documents. Upon any draw under the Letter of Credit, the Bank shall have the unconditional right to debit any and all accounts of the Company at the Bank, including the Cash Collateral Account to reimburse the Bank for the amount of such draw. The Company shall have the right to direct the investment in Permitted Investments of any funds in such accounts, and the Bank shall not have any duty or liability with respect to such investments (including, without limitation, any liability for any loss due to change in value or for any penalty, charge or loss upon liquidation thereof prior to maturity in accordance with the immediately succeeding sentence) except to make the investments directed by the Company, and to hold, receive the proceeds of, liquidate as necessary, and apply such investments and the proceeds thereof in accordance with this Section 7.2(c). In the event that any of the funds held in the Cash Collateral Account are invested in an investment that requires payment or deduction of a prepayment, breakage or similar penalty or charge upon liquidation prior to maturity (including without limitation a certificate of deposit), the Company shall have a further obligation under this Agreement to reimburse or pay to the Bank, upon demand, the full amount of each such penalty, charge, loss of investment earnings, or loss of funds attributable to any action by the Bank in so liquidating any such investment in order to

                                                                   Page 352

apply the proceeds of the Cash Collateral Account in accordance with this paragraph, and such obligation until paid in full shall be added to and become a part of the LC Indebtedness of the Company, shall bear interest as provided in
Section 2.3(c) hereof, and shall be secured by the Collateral granted pursuant to the terms of this Agreement and the other Loan Documents. In the event the Letter of Credit is canceled or expires or in the event at any time of any permanent reduction of the Maximum Stated Amount (i.e., a reduction not subject to any possible subsequent reinstatement pursuant to the terms of the Letter of Credit, except voluntarily by the Bank at its sole option) at any time, the Bank shall apply the amounts then in the Cash Collateral Account (to the extent that funds are available therein, including, as and to the extent necessary, the liquidation of any investments held in the Cash Collateral Account subject to the provisions of this paragraph), by, first, setting aside in the Cash Collateral Account (to the extent so available) an amount of funds and investments (excluding any accrued or expected interest or earnings thereon to the extent not actually received by the Bank) equal to the Maximum Stated Amount immediately after such cancellation, expiration or permanent reduction, second, applying any remaining amounts (if any) to the payment of the outstanding LC Indebtedness, and third, after payment in full of all such obligations to the Bank, paying any remaining amounts (if any) to the Company.

          (d) Upon the occurrence or existence of any Event of Default, the Bank shall be entitled to notify the Trustee and the Paying Agent thereof and demand the acceleration of the maturity of the Bonds pursuant to Section 6.2 of the Loan Agreement and Section 902(c) of the Indenture and request the Paying Agent to draw under the Letter of Credit.

     Section 7.3. No Remedy Exclusive. No remedy herein conferred or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement and the other Loan Document or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power occurring upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Bank to exercise any remedy reserved to it in this Article, it shall not be necessary to give notice to any party, other than such notice as may be required in this Article 7. The rights and remedies of the Bank specified herein are for the sole and exclusive benefit, use and protection of the Bank and the Bank is entitled, but shall have no duty or obligation to the Company, the Corporate Guarantor, the Authority, the Trustee, the Bondholders, or any other Person, (a) to exercise or refrain from exercising any right or remedy reserved to the Bank hereunder or under any other Loan Document, or (b) to cause the Trustee, the Authority or any other Person to exercise or refrain from exercising any right or remedy available to it under any of the Loan Documents to which it is a party.

     Section 7.4. Agreement to Pay Attorneys Fees and Expenses. In the event the Company shall default under any of the provisions of this Agreement and the Bank shall require and employ attorneys or incur other expenses for the collection of payments due or to become due or for the enforcement or performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Bank the reasonable fees of such attorneys and such other expenses so incurred by the Bank whether or not suit be brought.

                                                                  Page 353


     Section 7.5. No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

     Section 7.6. Waiver. The Company expressly waives any right of redemption it might otherwise have with respect to the Project Facilities under the laws of the State, to the extent such right may be exercised on or after the date of any foreclosure sale. The Company hereby waives and relinquishes the benefits of any present or future law exempting the Project Facilities from attachment, levy or sale on execution, or any part of the proceeds arising from the sale thereof, and all benefits of stay of execution or other process.

     Section 7.7. Additional Rights of the Bank. So long as the Letter of Credit is in full force and effect, the Bank shall have the sole right and power to take, make, give or withhold any consent to any amendment, substitution or release of any of the Mortgage, the Assignment of Leases or the property subject to the lien or interests created therein and (except for the right of the Authority to declare an event of default and to exercise its other remedies thereunder) to exercise all rights and remedies provided for herein, in the Indenture, or in the other Loan Documents with respect to the Collateral.


                                 ARTICLE 8


                               MISCELLANEOUS

     Section 8.1. Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof, all of which shall be liberally construed in order to effect the provisions of this Agreement.

     Section 8.2.  Successors and Assigns.

          (a) The provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties thereto and their respective successors and permitted assigns, except that the Company or Corporate Guarantor may not assign the Letter of Credit, or their respective rights and obligations under this Agreement and the other Loan Documents or any of its obligations, liabilities, rights or benefits thereunder without the prior written consent of the Bank, which the Bank may withhold in its absolute discretion.

          (b) Without limiting any other rights of the Bank under applicable law, the Bank may at any time grant to one or more banks or other institutions or entities participating interests in the Letter of Credit made or to be made to the Company under this Agreement.

          Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, and the

                                                                   Page 354

terms "Authority", "Company" and "Trustee" shall, where the context requires, include the respective successors and assigns of such persons. No assignment pursuant to this Section shall release the Company from its obligations under this Agreement.

     Section 8.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or the other Loan Documents to which the Bank is a party or beneficiary, and no consent to any departure there from by the Company or the Corporate Guarantor or any other party thereto, shall in any event be effective unless the same shall be in writing and signed by the Bank (and such other parties as each such document shall specify) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Company or the Corporate Guarantor in any case shall entitle the Company or the Corporate Guarantor to any other or further notice or demand in similar or other circumstances.

     Section 8.4. Execution in Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which (taken together) shall constitute one and the same agreement.

     Section 8.5. Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the internal laws of the State (without giving effect to principles of conflicts of law), except to the extent that the perfection and enforcement of any lien are required to be governed by the law of the State in which the property subject to such lien is located.

     Section 8.6. Adjustments and Additional Costs. In addition to any and all other expenses, costs and obligations of the Company set forth herein, the Company agrees to pay all charges and costs which are required and whenever required in connection with the Authority's acquisition of the Project Facilities and in connection with the conveyance of the Project Facilities from the Authority to the Company.

     Section 8.7. Reasonable Consent. Any and all consents required to be given, pursuant to this Agreement or any of the Loan Documents, by the Authority, the Bank, or the Trustee shall be based on a reasonable standard other than when the Trustee is acting upon the direction of any of the parties pursuant to any of the Loan Documents, except that any consent to any sale, transfer, other lien or encumbrance on the Collateral shall be in the sole discretion of the Bank.

     Section 8.8. Amounts Remaining in Bond Fund or Acquisition Fund. It is agreed by the parties hereto that any amounts remaining in the Bond Fund or Acquisition Fund, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and of the fees, charges and expenses of the Trustee and the Authority in accordance with the Indenture, shall upon release of the Indenture pursuant to Section 1101 thereof, be paid first by the Trustee to the Bank to the extent of any unreimbursed drawing under the Letter of Credit, or any other obligations owing by the Company to the Bank under this Agreement and any remaining moneys shall belong to and be paid to the Company by the Trustee as overpayment of the Loan.

                                                                  Page 355


     Section 8.9. Receipt of Indenture. The Company hereby acknowledges that it has received an executed copy of the Indenture and is familiar with its provisions, and agrees that it will take all such actions as are required or contemplated of it under the Indenture to preserve and protect the rights of the Trustee and of the Bondholders thereunder and that it will not take any action which would cause a default thereunder. Any redemption of Bonds prior to maturity shall be effected as provided in the Indenture. The Company agrees to comply with the provisions of Section 702 of the Indenture.

     Section 8.10. Headings. The captions or headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.

     Section 8.11. Waiver of Jury Trial. The Company hereby waives any and all rights that it may now or hereafter have under the laws of the United States of America or any state, to a trial by jury of any and all issues arising either directly or indirectly in any action or proceeding between the Authority, the Trustee or the Bank or their successors and assigns, out of or in any way connected with the Letter of Credit, this Agreement and the other Loan Documents. It is intended that said waiver shall apply to any and all defenses, rights, and/or counterclaims in any action or proceeding.

     Section 8.12. Integration: Entire Agreement. This Agreement and the other Loan Documents and other instruments and documents to be delivered hereunder and thereunder, are intended by the parties hereto and thereto to be, an integrated contract, which together contain the entire understandings of the parties with respect to the subject matter contained herein. This Agreement and the other Loan Documents supersede all prior agreements and understandings between the parties with respect to such subject matter, whether written or oral.

     Section 8.13. Survival of Agreements. All agreements, covenants, representations and warranties made herein shall survive the delivery of the Letter of Credit and this Agreement and the respective obligations of the parties hereto shall remain in full force and effect from the date of execution and delivery of this Agreement until (i) the date on which the principal or redemption price of and all interest on the Bonds and any other expenses of the Authority with respect to the Bonds shall have been fully paid or provision for the payment thereof shall have been made pursuant to the Indenture, (ii) the Company shall have fully performed and satisfied all other covenants, agreements and obligations under this Agreement, the Loan Agreement and (iii) the Indenture shall have been released and discharged pursuant to the Indenture.

     Section 8.14. Addresses for Notices, Etc. All notices requests, demands, directions and other communications provided for hereunder or under any other Loan Document shall be sufficient if made in writing and delivered personally (including by Federal Express or other recognized courier), if mailed by certified mail, return receipt requested, or if telecopied, to the applicable party at the addresses indicated below:

          If to the Authority:


                                                                  Page 356

          New Jersey Economic Development Authority
          Capital Place One
          CN 990
          200 South Warren Street
          Trenton, New Jersey 08625
          Attention:  Executive Director
          Telecopier Number:  (609) 633-7751

          If to the Company:

          Burlington Coat Factory Warehouse
           of New Jersey, Inc.
          1830 Route 130
          Burlington, New Jersey 08016
          Attention:  Chief Accounting Officer
          Telecopier Number:  (609) 387-9011

          - with a duplicate copy to -

          Burlington Coat Factory Warehouse Corporation
          1830 Route 130
          Burlington, New Jersey 08016
          Attention:  Paul C. Tang, Esquire
          Telecopier Number:  (609) 387-7071

          If to the Bank:

          First Fidelity Bank, National Association
          123 South Broad Street - PMB 006
          Philadelphia, Pennsylvania 19109
          Attention:  Stephen H. Clark, Vice President
          Telecopier:  (215) 985-8793

          If to the Trustee:

          Shawmut Bank Connecticut, N.A.
          777 Main Street, MSN 238
          Hartford, CT  06115
          Attention:  Corporate Trust Administration
          Telecopier:  ________________


or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of the Loan Documents. All notices, requests, demands, directions and other communications shall (if delivered personally) be effective when delivered or (if mailed) three (3) days after having been

                                                                   Page 357

deposited in the mail, addressed as aforesaid.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed and delivered as of the date first written above.

ATTEST:                            BURLINGTON COAT FACTORY
                                   WAREHOUSE OF NEW JERSEY, INC.


______________________________     By:________________________________
___________________, Secretary       Name:  Mark A. Nesci
                                     Title: Vice President

                                   FIRST FIDELITY BANK, NATIONAL
                                   ASSOCIATION


                                   By:________________________________
                                     Name:  Stephen H. Clark
                                     Title: Vice President
























                                                                  Page 358